Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

dated as of

JANUARY 5, 2006

among

FLORIDA EAST COAST INDUSTRIES, INC.,

FOXX HOLDINGS INC.,

FOXX MERGER SUB, INC.,

ARMANDO CODINA,

C/COUNTYLINE, LLC,

and

C/WDL, LTD.

(i)

(ii)

(iii)

Section 12.11	Specific Performance	61
Section 12.12	No Presumption	62
Section 12.13	Appointment and Powers of Mr. Codina	62
Section 12.14	Schedules and Exhibits	63

Schedule A	Contributed Assets
Schedule B	Codina Property Entities
Schedule C	Permitted Encumbrances
Schedule D	Contingent Consideration
Schedule E	Employee Stock Grants

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Restricted Stock Agreement
Exhibit C	Form of FECI Letter of Representation (DPW)
Exhibit D	Form of Parent Letter of Representation
Exhibit E	Form of FECI Letter of Representation (W&C)
Exhibit F	Form of Codina Letter of Representations
Exhibit G	Form of Employment Agreement
Exhibit H	Form of Change in Control Agreement
Exhibit I	Form of Registration Rights Agreement

Codina Disclosure Schedule

Section 1.1(a)	Codina Reports
Section 1.1(b)	Capital Contributions
Section 1.1(c)	Intended Improvements
Section 1.1(d)	Knowledge
Section 3.02(a)	Allocation of Contributions
Section 4.04	Consents
Section 4.05	Capitalization of Codina Group
Section 4.06	Subsidiaries and Codina Property Entities
Section 4.07	Financial Statements
Section 4.09	Certain Changes
Section 4.10	Undisclosed Material Liabilities
Section 4.11	Litigation
Section 4.12	Compliance with Applicable Laws
Section 4.13	Codina Significant Contracts
Section 4.15(a)	Codina Employee Plans
Section 4.15(h)	Severance Agreements, etc.
Section 4.17(a)	Insurance Policies
Section 4.17(b)	Insurance Claims
Section 4.18	Environmental Matters
Section 4.19	Intellectual Property
Section 4.20	Codina Real Property
Section 4.20(c)	Zoning and Permits
Section 4.21	Interested Party Transactions
Section 4.22	Other Real Estate Activities

(iv)

Section 4.25	Unfunded Capital Contributions
Section 4.27	Investment Banking Fee
Section 6.01	Conduct of Business of the Codina Entities
Section 6.03	Land Use Approvals
Section 9.02(n)	Surviving Debt Obligations

FECI Disclosure Schedule

Section 1.1(a)	Knowledge
Section 5.03	Governmental Authorizations
Section 5.04	Consents
Section 5.05	Capitalization of FECI
Section 5.06	Subsidiaries
Section 5.13	SEC Filings
Section 7.01	Conduct of Business of FECI

(v)

AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

          AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION dated as of January 5, 2006 (this “Agreement”) among Florida East Coast Industries, Inc., a Florida corporation (“FECI”), Foxx Holdings, Inc., a Florida corporation and a wholly owned subsidiary of FECI (“Parent”), Foxx Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Foxx Merger Sub”), Armando Codina (“Mr. Codina”), C/Countyline, LLC, a Florida limited liability company (“CC”), and C/WDL, Ltd., a Florida limited partnership (“C/WDL” and together with Mr. Codina, and CC, the “Contributors” with each being referred to herein as a “Contributor”).

          WHEREAS, the Boards of Directors of each of FECI and Foxx Merger Sub have approved this Agreement and the merger of Foxx Merger Sub with and into FECI with FECI continuing as the surviving corporation (the “FECI Merger”) and deem it advisable and in the best interests of their respective stockholders to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth herein;

          WHEREAS, each of the Contributors desires to contribute and Parent desires to acquire the securities listed on Schedule A hereto (collectively, the “Contributed Assets”) in exchange for shares of common stock, no par value of Parent (as described below) (the “Contribution” and collectively with the Merger, the “Transactions”) on the terms and conditions set forth herein;

          WHEREAS, the Board of Directors of Parent has approved this Agreement, the Transactions and the other transactions contemplated hereby on the terms and conditions set forth herein; and

          WHEREAS, it is intended that, for United States federal income tax purposes, the Merger and the Contribution, taken together shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

          Section 1.01          Definitions.

                    (a)               The following terms, as used herein, have the following meanings:

          “1933 Act” means the Securities Act of 1933.

          “1934 Act” means the Securities Exchange Act of 1934.

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect of any shares of capital stock, voting securities, membership interests or partnership interests of any Codina Entity, or (b) a merger, consolidation, share exchange, business combination sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Codina Entity.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  The concept of control, controlling or controlled as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

          “Beacon Commons” means an approximately 92 acre site in Doral, Florida owned by Atlas Property II, LLC.

          “BN Expansion” means an approximately 40 acre site in Hialeah, Florida owned by BN Expansion, LLC.

          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Miami, Florida or Saint Augustine, Florida are authorized or required by law to close.

          “CC Property” means an approximately 457 acre site in Hialeah, Florida owned by Beacon Countyline, LLC.

          “Codina Disclosure Schedule” means the disclosure schedule delivered by the Contributors to FECI in connection with the execution of this Agreement.

          “Codina Entity” means the Codina Group, each of its Subsidiaries, and each Codina Property Entity.

          “Codina Group Stock” means the common stock, $0.01 par value per share, of Codina Group.

          “Codina Material Adverse Effect” means a material adverse change in or effect on the Contributors’ ability to perform their respective obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Contributed Assets, taken as a whole, excluding any effect resulting from any change in economic, real estate industry, capital market or financial conditions generally in the United States.

          “Codina Option Plan” means Codina Group, Inc. 1998 Incentive Stock Option Plan.

          “Codina Property Entity” means each of the entities listed on Schedule B hereto.

          “Codina Reports” means the reports listed on Section 1.1(a) of the Codina Disclosure Schedule.

          “Closing Date” means the date of Closing as set forth in Section 2.03.

          “Closing Working Capital” means as of the Closing Date, the Current Assets minus the Current Liabilities of Codina Group and its wholly owned Subsidiaries on a consolidated basis plus the Current Assets minus the Current Liabilities of each Codina Property Entity that is directly or indirectly wholly-owned by the Contributors (i.e. excluding the Specified Entities).

          “Confidentiality Agreement” means the Confidentiality Agreement, dated August 5, 2005, between FECI, Codina Group and Oak Hill Realty, LLC.

          “Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

          “Current Assets” means cash, accounts receivable, prepaid expenses, notes receivables, and other current assets, excluding any deferred income tax asset reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards, in each case as determined in accordance with GAAP; provided, however, that there shall be subtracted from Current Assets an amount equal to (i) any development incentive payment advance or similar receivable for payments from CM Doral Development Company LLC and (ii) the amount of any distribution made by a Codina Property Entity to another Codina Property Entity or, if approved by FECI, to a Contributor or any Affiliate of a Contributor after December 31, 2005.

          “Current Liabilities” means accounts payable, accrued liabilities, the current portion of long term indebtedness, including any current taxes payable but excluding any deferred income tax liability reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards, in each case as determined in accordance with GAAP; provided, however, that (i) ad valorem real property taxes and (ii) interest on the debt listed on Section 9.02(n) of the Codina Disclosure Schedule accruing after December 31, 2005 shall be excluded.

          “Disclosure Schedule” means the Codina Disclosure Schedule and the FECI Disclosure Schedule.

          “Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law (whether or not such action has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

          “Environmental Law” means any Law (including common law) or permit that requires or relates to (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          “Environmental Permits” means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

          “Equity Incentive Plans” means the FECI 1998 Stock Incentive Plan, as amended, the FECI Amended and Restated Stock Incentive Plan and the FECI 2002 Employee Stock Purchase Plan.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 (b) or (c) of the Code.

          “Escrow Agent” means SunTrust Bank, N.A.

          “FBCA” means the Florida Business Corporations Act, as amended.

          “FECI Average Trading Price” means $42.458.

          “FECI Disclosure Schedule” means the disclosure schedule delivered by FECI to Codina in connection with the execution of this Agreement.

          “FECI Material Adverse Effect” means a material adverse change in or effect on the ability of FECI, Parent or Foxx Merger Sub to perform their respective obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of FECI and its Subsidiaries taken as a whole, excluding any effect resulting from any change in economic, real estate industry, capital market or financial conditions generally in the United States.

          “FECI Stock” means the common stock, no par value, of FECI together with attached Rights.

          “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Codina Real Property or any part thereof into the environment.

          “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          “Initial Valuation Amount” means $70,750,000 reduced by (x) the amount of any capital calls payable by the Contributors or their Affiliates with respect to any of the Codina Property Entities that are unfunded as of December 31, 2005 and (y) the excess, if any, of (1) Parent’s pro rata portion of indebtedness for borrowed money of AMB Codina Beacon Lakes, LLC at the Effective Time over (2) $6,200,000; and increased by the amount of any capital contributions made by Mr. Codina or other direct or indirect owners of a Codina Property Entity to any Codina Property Entity after December 31, 2005 for obligations incurred after December 31, 2005 and approved by FECI in accordance with Section 6.05.  The capital contributions set forth in Section 1.1(b) of the Codina Disclosure Schedule are anticipated over the 90 day period beginning January 1, 2006 and are hereby preapproved in the amounts set forth therein.

          “Intellectual Property” means all trademarks, trade names, service marks, domain names, patents, copyrights, trade secrets, and all applications and registrations of such worldwide; and technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation), inventions, know-how and tangible or intangible proprietary information or materials.

          “Intended Improvements” means the improvements being or intended to be constructed on the Codina Real Property as set forth in Section 1.1(c) of the Codina Disclosure Schedule.

          “Knowledge” means (a) with respect to the Contributors, the actual knowledge of Mr. Codina or any of the Persons listed on Section 1.1(d) of the Codina Disclosure Schedule; and (b) with respect to FECI, the actual knowledge of any of the Persons listed on Section 1.1(a) of the FECI Disclosure Schedule.

          “Law” means any federal, state or local law (including common law), statute, ordinance, rule, regulation, order, judicial decision, judgment or decree of or by any Governmental Entity.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, easement, right-of-way, use restriction, real property covenant, restrictive sale agreement, right of first refusal or first offer or other adverse claim of any kind, but excluding Permitted Encumbrances. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          “NYSE” means the New York Stock Exchange, Inc.

          “Parent Stock” means the common stock, no par value, of Parent together with attached Rights.

          “Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred or in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of the relevant party and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) as set forth on Schedule C.

          “Person” means an individual, corporation, partnership (general or otherwise), limited liability company, firm, joint venture, unincorporated association, trust, Governmental Entity or other entity or organization, whether or not a legal entity.

          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

          “Proceeding” means any suit, litigation, arbitration, proceeding at law or in equity (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

          “Release” means any actual or threatened spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing or threatened releasing into the environment, whether intentional or unintentional.

          “Rights” means, prior to the Effective Time, the preferred stock purchase rights issued under the Rights Agreement, and after the Effective Time, the preferred Share purchase rights issued under the Parent Rights Plan.

          “Rights Agreement” means the Amended and Restated Rights Agreement effective as of September 22, 2003 between FECI and First Union National Bank, as rights Agent.

          “SEC” means the Securities and Exchange Commission.

          “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

          “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or successor, (ii) in the case of any Codina Entity, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any Codina Entity to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of any Codina Entity for the payment of any amount as a result of being party to any Tax Sharing Agreement.

          “Taxing Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any Codina Entity that provide for the allocation, apportionment, sharing or assignment of any Tax liability as a result of being or having been before the Effective Time, a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement as a result of which liability of any Codina Entity in respect of a Tax is determined or taken into account with reference to the activities of any other Person.

          “Third Party” means any Person other than FECI or Mr. Codina or any of their respective Affiliates.

          “Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, the Change in Control Agreement and the Registration Rights Agreement.

                    (b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Additional Escrow	3.02(e)
Agreement	Preamble
Balance	6.08
Cash Shortfall Payment	3.03(d)
CC	Preamble
CC Escrow	3.02(b)
Change in Control Agreement	9.02(h)
City/BN/BC Agreements	10.01(c)
Closing	2.03
Closing Date Cash	3.03(a)
Closing Date Cash Report	3.03(a)
Code	Preamble
Codina Accountants	3.03(b)
Codina Balance Sheet Date	4.09
Codina Employee Plan	4.15(a)
Codina Entity Securities	4.06(b)
Codina Financials	4.07
Codina Group	Preamble
Codina Group Audited Financials	4.07
Codina Group Interim Financials	4.07
Codina Group Securities	4.05(b)
Codina Indemnified Persons	11.04
Codina Intellectual Property Rights	4.19
Codina Interim Financials	4.07
Codina Property Financials	4.07
Codina Property Interim Financials	4.07
Codina Real Property	4.20(b)
Codina Significant Contract	4.13
Contributed Assets	Preamble
Contribution	Preamble
Contributor	Preamble
C/WDL	Preamble
Damages	11.02
Effective Time	2.02
Employee Plan	4.15(a)
Employing Party	6.09(a)
Employment Agreement	9.02(g)
End Date	10.01
Escrow Agreement	3.02(b)
Escrowed Shares	3.02(e)
FECI	Preamble
FECI Balance Sheet Date	5.09
FECI Financials	5.14
FECI Merger Consideration	3.01(c)
FECI Merger	Preamble
FECI Option	3.05
FECI SEC Documents	5.13
FECI Securities	5.05(b)
FECI Subsidiary Securities	5.06(b)
FECI Surviving Corporation	2.01(a)
Foxx Merger Sub	Preamble
GAAP	4.07
Governmental Entity	4.03
Indemnity Escrow	3.02(b)
Initial Contribution Consideration	3.02(b)
Initial Effective Time	2.01(b)
Judgment	4.11(a)
Land Use Approvals	6.03
Merger Filing	2.01(b)
Mr. Codina	Preamble
Non-Competition Period	6.09(a)
Option Agreement	6.08
Parent	Preamble
Parent Indemnified Persons	11.02
Parent Rights Plan	2.06
Permits	4.12(b)
Red Road Escrow	3.03(e)
Registration Rights Agreement	9.02(i)
Report	3.03(b)
Restricted FECI Share	3.05
Restricted Stock Agreements	3.02(f)
Settlement Accountants	3.03(c)
Share Shortfall	3.03(d)
Specified Entities	6.01

Tax Loss	11.03(a)
Third-Party Intellectual Property Rights	4.19
Transactions	Preamble
WARN Act	4.16(b)
Working Capital Report	3.03(a)

          Section 1.02          Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule or lettered schedule to this Agreement, in each case unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2
THE MERGER AND CONTRIBUTIONS

          Section 2.01          The FECI Merger.

                    (a)               At the Initial Effective Time (as defined below), Foxx Merger Sub shall be merged with and into FECI in accordance with the FBCA, and upon the terms set forth in this Agreement, whereupon the separate existence of Foxx Merger Sub shall cease and FECI shall be the surviving corporation (the “FECI Surviving Corporation”).

                    (b)               Within five Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transactions set forth in Article 9 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, or on such other day as agreed to in writing by the parties, FECI shall file articles of merger in form agreed to by Mr. Codina and FECI, certified by the Secretary of FECI in accordance with Section 11045 of the FBCA (the “Merger Filing”), with the Florida Secretary of State and make all other filings or recordings required by the FBCA in connection with the FECI Merger. The FECI Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the articles of merger are filed (or at any other time indicated therein and mutually agreed to by FECI and Codina).

                    (c)               From and after the Initial Effective Time, the FECI Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of FECI and Foxx Merger Sub, all as provided under the FBCA.

          Section 2.02          Contribution. Upon the terms and conditions set forth in this Agreement, at the Effective Time, each Contributor will convey to Parent, and Parent will obtain title to all of such Contributor’s right, title and interest in and to the Contributed Assets owned by such Contributor as noted on Schedule A, free and clear of all Liens other than Permitted Encumbrances.  As used herein the term “Effective Time” means one minute following the Initial Effective Time.

          Section 2.03          Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) will take place on the date on which the Initial Effective Time and the Effective Time occur, unless this Agreement has been theretofore terminated pursuant to its terms. The Closing shall be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, unless another place is agreed to in writing by the parties hereto.

          Section 2.04          Articles of Incorporation and Bylaws.

                    (a)               At the Initial Effective Time, the articles of incorporation of FECI shall be the articles of incorporation of the FECI Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided that the articles of incorporation of FECI Surviving Corporation shall be amended at the Initial Effective Time as required or permitted by Section 11045 of the FBCA to reflect the changes agreed to by Mr. Codina and FECI.

                    (b)               At the Initial Effective Time, the bylaws of FECI shall be the bylaws of the FECI Surviving Corporation.

                    (c)               The articles of incorporation and bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the articles of incorporation and bylaws of FECI in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 11045 of the FBCA, and the name of Parent immediately after the Initial Effective Time shall be Florida East Coast Industries, Inc.

          Section 2.05          Directors and Officers of the FECI Surviving Corporation.

                    (a)               From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Foxx Merger Sub at the Initial Effective Time shall be the directors of the FECI Surviving Corporation and (b) the officers of FECI at the Initial Effective Time shall be the officers of the FECI Surviving Corporation. Until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of FECI immediately before the Initial Effective Time shall be the directors of Parent immediately after the Initial Effective Time and (b) the officers of FECI immediately before the Initial Effective Time shall be the officers of Parent immediately after the Initial Effective Time.

          Section 2.06          Parent Rights Plan. At or prior to the Initial Effective Time, Parent shall adopt a Second Amended and Restated Shareholder Rights Plan (the “Parent Rights Plan”), effective at the Initial Effective Time having terms and conditions substantially identical to the Rights Plan and the Rights Plan shall be amended to provide for its termination upon the Effective Time as to FECI.

          Section 2.07          Equity Incentive Plans.  At or prior to the Effective Time, Parent shall adopt and assume all rights and obligations of FECI under the Equity Incentive Plans, effective upon the Effective Time.

          Section 2.08          FECI Employment Agreements.  Prior to the Effective Time, Parent shall assume all then effective employment agreements between FECI and its employees, effective as of the Effective Time.

ARTICLE 3
CONVERSION AND EXCHANGE OF SECURITIES

          Section 3.01          FECI and Foxx Merger Sub. At the Initial Effective Time, by virtue of the FECI Merger and without any action on the part of FECI, Parent, Foxx Merger Sub or any holder of any shares of FECI Stock:

                    (b)               Each share of FECI Stock that is held by FECI as treasury stock immediately prior to the Initial Effective Time shall be converted into one share of Parent Stock held by Parent as treasury stock.

                    (c)               Subject to Section 3.01(b)and Section 3.05, each outstanding share of FECI Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and nonassessable share of Parent Stock (the “FECI Merger Consideration”). All shares of Parent Stock issued pursuant to this Section 3.01(c) shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                    (d)               Each share of common stock, no par value, of Foxx Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the FECI Surviving Corporation.

          Section 3.02          Exchange for Contributed Assets. In exchange for the Contributed Assets, Parent shall issue to the Contributors shares of Parent Stock (certain of which because of the difficulty of valuing Contributed Assets, Parent, FECI and the Contributors have agreed to structure as contingent consideration), as follows:

                    (b)               At the Effective Time, Parent shall issue and (except as provided in the next sentence) deliver to the Contributors certificates representing the number of shares of Parent Stock (rounded to the nearest whole number) equal to the Initial Valuation Amount divided by the FECI Average Trading Price (the “Initial Contribution Consideration”), to be allocated among the Contributors as described on Schedule 3.02(a) of the Codina Disclosure Schedule and subject to adjustment as provided in Section 3.03.  Of these shares, the number of shares of Parent Stock (rounded to the nearest whole number) equaling ten percent (10%) of the Initial Contribution Consideration (the “Indemnity Escrow”) shall be held in escrow by the Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).

                    (c)               In addition, at the Effective Time, Parent shall issue the number of shares of Parent Stock provided in Section I of Schedule D (the “CC Escrow”), and deliver such shares to the Escrow Agent, to be held in escrow by the Escrow Agent for delivery as provided in Section I of Schedule D and in accordance with the Escrow Agreement.

                    (d)               [Reserved.]

                    (e)               In addition, at the Effective Time, Parent shall issue 471,054 shares of Parent Stock (the “Additional Escrow”), and deliver such shares to the Escrow Agent, to be held in escrow by the Escrow Agent for delivery as provided in Section II of Schedule D and in accordance with the Escrow Agreement.

                    (f)               In addition, at the Effective Time, Parent shall issue the number of shares of Parent Stock provided in Section III of Schedule D (the “Red Road Escrow” and together with the Indemnity Escrow, the CC Escrow and the Additional Escrow, the “Escrowed Shares”), and deliver such shares to the Escrow Agent, to be held in escrow by the Escrow Agent for delivery as provided in Section III of Schedule D and in accordance with the Escrow Agreement.

          Section 3.03          Working Capital and Other Adjustments.

                    (a)               As soon as practicable (and in no event later than 90 days after the Closing Date), Parent shall cause to be prepared and delivered to Mr. Codina (i) a calculation of the Closing Working Capital (the “Working Capital Report”), including such schedules and data as may be reasonably appropriate to support such calculation and (ii) a report (the “Closing Date Cash Report”) detailing the amount of cash and cash equivalents held by each of Codina Group and its wholly owned subsidiaries on a consolidated basis, and each of the Codina Property Entities other than the Specified Entities as of the Closing Date (the “Closing Date Cash”). Mr. Codina and his accountants shall be entitled to review the Working Capital Report, the Closing Date Cash Report, and any working papers, trial balances and similar materials relating to the Closing Working Capital and Closing Date Cash prepared by Parent or its accountants. Parent shall also provide Mr. Codina and his accountants with timely access, during Parent’s normal business hours, to Parent’s personnel and the properties, books and records to the extent related to the determination of the Closing Working Capital or the Closing Date Cash.  For purposes of calculating Closing Date Cash, cash shall exclude the aggregate amount of all, outstanding checks and pending wire transfers as of the Closing Date and shall include all deposits in transit.

                    (b)               Within sixty (60) days after delivery to Mr. Codina of Parent’s calculation of the Closing Working Capital and Closing Date Cash pursuant to this Section 3.03, Mr. Codina may deliver to Parent a written report (the “Report”) prepared by Mr. Codina’s accountants (the “Codina Accountants”) advising Parent that the Codina Accountants deem that one or more adjustments to Parent’s calculation are required, and specifically identifying such proposed adjustments.  The costs and expenses of the services of the Codina Accountants shall be borne by Mr. Codina.  If Parent shall concur with the adjustments proposed by the Codina Accountants, or if Parent shall not object thereto in a writing delivered to Mr. Codina within fifteen (15) days after Parent’s receipt of the Report, the calculations of the Closing Working Capital and/or Closing Date Cash set forth in such Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.  If Mr. Codina does not submit a Report within the 60-day period provided herein, then the Closing Working Capital and Closing Date Cash as calculated by Parent shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                    (c)               In the event that Mr. Codina submits a Report and Parent and the Codina Accountants are unable to resolve the disagreements set forth in such report within thirty (30) days after the date of the Report, then such disagreements shall be referred to Deloitte & Touche, LLP or such other nationally recognized accounting firm agreed to by Parent and Mr. Codina (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud.  The Settlement Accountants shall use their reasonable best efforts to reach a determination not more than forty-five (45) days after such referral.  The costs and expenses of the services of the Settlement Accountants shall be paid equally by Parent and Mr. Codina.

                    (d)               (i)          If Closing Date Cash, as finally determined pursuant to the procedures in paragraphs (a) through (c) above, is less than $4,000,000, then within seven (7) Business Days after such final determination of the Closing Date Cash, the Contributors shall pay to Parent, in cash, an amount equal to the amount by which $4,000,000 exceeds final Closing Date Cash (such payment, the “Cash Shortfall Payment”).

                                        (ii)          If  the sum of (r) Closing Working Capital, as finally determined pursuant to the procedures in paragraphs (a) through (c) above, plus (s) the Cash Shortfall Payment, if any, is less than $4,000,000, then the Initial Contribution Consideration shall be reduced by the number of shares (rounded to the nearest whole number) equal to (x) the excess of $4,000,000 over such sum, divided by (y) the FECI Average Trading Price, and such number of shares shall be released from the Indemnity Escrow and delivered to Parent for cancellation as provided in the Escrow Agreement; provided, however, that to the extent the number of shares in the Indemnity Escrow is insufficient (such insufficiency of shares, the “Share Shortfall”), then, within seven (7) Business Days after such final determination of the amount of Closing Working Capital, Mr. Codina shall pay to Parent, in cash, an amount equal to the product of the Share Shortfall multiplied by the FECI Average Trading Price

                                        (iii)        If the sum of (r) Closing Working Capital, as finally determined pursuant to the procedures in paragraphs (a) through (c) above, plus (s) the Cash Shortfall Payment, if any, exceeds $4,000,000, then the Initial Contribution Consideration shall be increased by the number of shares (rounded to the nearest whole number) equal to (x) such excess divided by (y) the FECI Average Trading Price, and such number of shares shall be issued and delivered by Parent to the Contributors within seven (7) Business Days after such final determination of the amount of Closing Working Capital.

                    (e)               If, between the date of this Agreement and the date on which any shares of Parent Stock are to be issued and delivered to any of the Contributors or the Escrow Agent hereunder, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, FECI Stock or Parent Stock, the number of shares of Parent Stock to be issued and delivered shall be adjusted accordingly to provide to the Contributors the same economic effect as contemplated by this Agreement prior to such event.

          Section 3.04          Effect on Parent Stock. Immediately following the Effective Time, shares of Parent Stock owned by the FECI Surviving Corporation shall be cancelled by Parent without payment therefor.

          Section 3.05          FECI Stock Options and Restricted Stock Awards.  As of the Initial Effective Time, (a) each option to purchase FECI Stock under any stock option or compensation plan or arrangement of FECI or otherwise (each, an “FECI Option”) that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire FECI Stock and shall be converted automatically into an option to purchase the same number of shares of Parent Stock, on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such FECI Option immediately prior to the Effective Time and (b) each share of FECI Stock that is restricted under any stock option or compensation plan, agreement or arrangement of FECI or otherwise (each a “Restricted FECI Share”) that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a Restricted FECI Share and shall be converted automatically into a share of restricted Parent Stock, restricted on substantially the same terms and conditions (including vesting schedule) as applied to such Restricted FECI Share immediately prior to the Initial Effective Time.

          Section 3.06          Conversion. Certificates representing shares of FECI Stock immediately prior to the Initial Effective Time shall, from and after the Initial Effective Time, represent the shares of Parent Stock constituting the FECI Merger Consideration. At the Effective Time, Parent shall exchange by book entry transfer all uncertificated shares of FECI Stock for the shares of Parent Stock constituting the FECI Merger Consideration. No separate certificates shall be issued in exchange for FECI Stock in accordance with Section 11045 of the FBCA.

          Section 3.07          Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and the Escrow Agreement such amounts as it determines in good faith following receipt of advice of tax counsel (from a nationally-recognized law firm) are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

          Except as set forth in the corresponding section of Codina Disclosure Schedule, the Contributors, jointly and severally, represent and warrant to FECI and Parent, as of the date hereof and as of the Closing Date, and with respect to Section 4.26 only, as of any date of issuance of Parent Stock hereunder, that:

          Section 4.01          Corporate Existence and Power.  Codina Group is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida; each of Codina Group’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and each of the Codina Property Entities is a corporation, limited partnership or limited liability company, duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation. Each of the Codina Entities has all corporate or equivalent powers required to carry on its business as now conducted. Each Codina Entity is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Codina Material Adverse Effect. True and complete copies of (i) the articles of incorporation and bylaws of Codina Group and each of its Subsidiaries, and (ii) articles of incorporation, bylaws, articles of formation, operating agreements and limited partnership agreements or other organizational documents, as applicable, of each of the Codina Property Entities, each as currently in effect have been delivered or made available to FECI prior to the date hereof.

          Section 4.02          Corporate Authorization. The execution, delivery and performance by Codina Group and each Contributor of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by Codina Group and each Contributor of the transactions contemplated hereby and thereby are within Codina Group’s corporate powers and within the powers of each Contributor, as applicable, and, have been duly authorized by all necessary corporate action on the part of Codina Group and by all necessary action (corporate or otherwise) on the part of each Contributor. This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and binding agreement of Codina Group and each Contributor enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity, and (iii) the power of a court to deny enforcement of remedies based upon public policy.

          Section 4.03          Governmental Authorization. The execution, delivery and performance by Codina Group and each of the Contributors of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Codina Group and each of the Contributors of the transactions contemplated hereby and thereby require no action by, or filing with, any federal, state or local governmental body, agency, official or authority (each a “Governmental Entity”).

          Section 4.04          Non-contravention. The execution, delivery and performance by Codina Group and each of the Contributors of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Codina Group and each of the Contributors of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, bylaws or other organizational documents of any Codina Entity or any Contributor that is an entity, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 4.04 of the Codina Disclosure Schedule have been obtained or otherwise satisfied, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which any Codina Entity is entitled under, any provision of any Codina Significant Contract or any other Contract material to any Codina Entity or any Permit affecting, or relating in any way to, the assets or business of any Codina Entity, or (d) result in the creation or imposition of any Lien on any asset of any Codina Entity.

          Section 4.05          Capitalization of Codina Group.

                    (a)               The authorized capital stock of Codina Group consists of 50,000 shares of Codina Group Stock. 5,000 shares of Codina Group Stock are issued and outstanding and held by Mr. Codina as of the Closing. All outstanding shares of Codina Group Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                    (b)               Except as set forth in Section 4.05 of the Codina Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Codina Group, (ii) securities of Codina Group convertible into or exchangeable for shares of capital stock or voting securities of Codina Group, (iii) options, warrants or other rights or arrangements to acquire from Codina Group, or other obligations or commitments of Codina Group to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Codina Group (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Codina Group Securities”), (iv) voting trusts, proxies or other similar agreements or understandings to which Codina Group or any of its Subsidiaries is a party or by which Codina Group or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Codina Group or any of its Subsidiaries or (v) contractual obligations or commitments of any character to which Codina Group or any of its Subsidiaries is a party or by which Codina Group or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Codina Group or any of its Subsidiaries. There are no outstanding obligations of Codina Group or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Codina Group Securities.

          Section 4.06          Subsidiaries and Codina Property Entities.

                    (a)               Section 4.06 of the Codina Disclosure Schedule sets forth a true and complete list of all of Codina Group’s Subsidiaries and all Codina Property Entities, including (x) the jurisdiction of incorporation or organization of each such entity and (y) the ownership of each such entity.  Except as set forth on Section 4.06 of the Codina Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries of Codina Group and of each Codina Property Entity are duly authorized, validly issued, fully paid and nonassessable and are owned (of record and beneficially) by Codina Group, another Subsidiary of Codina Group, another Codina Property Entity or a Contributor free and clear of all Liens, and are not subject to preemptive rights created by statute, such entity’s respective articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or equivalent organizational documents or any agreement to which such entity is a party or by which such entity is bound.  Other than as set forth in Section 4.06 of the Codina Disclosure Schedule, no Codina Entity directly or indirectly owns any equity interest in any Person.

                    (b)               There are no outstanding (i) securities of any Codina Entity convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Codina Group or any Codina Property Entity or (ii) options, warrants or other rights or arrangements to acquire from any Codina Entity or other obligations or commitments of any Codina Entity to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Codina Group or any Codina Property Entity (the items in clauses (i) and (ii) being referred to collectively as the “Codina Entity Securities”). There are no outstanding obligations of any Codina Entity to repurchase, redeem or otherwise acquire any of the Codina Entity Securities.

                    (c)               Since its inception, none of Codina Residential, Inc., Sevilla Building, Inc., C/CM LeJeune, Inc., or CM LeJeune, Inc. has (i) engaged in any business other than acting as the general partner of  Codina Residential, Ltd., Sevilla Building, Ltd., C/CM LeJeune, Ltd., and CM LeJeune LP, respectively or (ii) incurred any liabilities, except by operation of law as the general partner of a limited partnership. None of the Codina Property Entities has had any employees.

          Section 4.07          Financial Statements.  Section 4.07 of the Codina Disclosure Schedule sets forth audited consolidated financial statements for Codina Group and its Subsidiaries as of and for each of the five years ended December 31, 2004 (“Codina Group Audited Financials”) and unaudited interim consolidated balance sheets and income statements for the Codina Group and its Subsidiaries as of and for the nine months ended September 30, 2004 and 2005 (“Codina Group Interim Financials”). The Codina Group Audited Financials and Codina Group Interim Financials fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as expressly set forth on Section 4.07 of the Codina Disclosure Schedule), the consolidated financial position of Codina Group and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows (excluding the cash flow statement in the Codina Group Interim Financials) for the periods then ended (subject to normal year-end adjustments in the case of the Codina Group Interim Financials). Section 4.07 of the Codina Disclosure Schedule sets forth unaudited (and in the case of AMB Codina Beacon Lakes, LLC, audited for the year ended December 31, 2004) balance sheets and income statements for the Codina Property Entities as of and for each of the three years ended December 31, 2004 or such shorter period as any such Codina Property Entity has been in existence (collectively, the “Codina Property Financials” and together with the Codina Group Audited Financials, the “Codina Financials”) and unaudited interim balance sheets and income statements as of and for the nine months ended September 30, 2004 and 2005, for the Codina Property Entities (collectively, the “Codina Property Interim Financials” and with the Codina Group Interim Financials, the “Codina Interim Financials”).  Each of the Codina Property Financials and each of the Codina Property Interim Financials fairly present, in conformity with GAAP applied on a consistent basis (except as expressly set forth on Section 4.07 of the Codina Disclosure Schedule), the financial position of the relevant Codina Property Entity as of the dates thereof and their results of operations and cash flows (excluding the cash flow statement in the Codina Property Interim Financials) for the periods then ended (subject to normal year-end adjustments in the case of the Codina Property Interim Financials).

          Section 4.08          Internal Controls. Each Codina Entity’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Codina Group’s assets that would materially affect such Codina Entity’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2004 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

          Section 4.09          Absence of Certain Changes. Except as set forth on Section 4.09 of the Codina Disclosure Schedule, between December 31, 2004 (the “Codina Balance Sheet Date”) and the date of this Agreement, (a) the business of each Codina Entity has been conducted in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Codina Material Adverse Effect and (c) except in the ordinary course of business, there has not been any action or event, nor any authorization, commitment or agreement by any Codina Entity with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01.

          Section 4.10          No Undisclosed Material Liabilities. Except as set forth on Section 4.10 of the Codina Disclosure Schedule, there are no liabilities or obligations of any Codina Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

                    (b)               liabilities or obligations disclosed and provided for in the Codina Financials or disclosed in the notes thereto,

                    (c)               liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2004;

                    (d)               liabilities or obligations not incurred in the ordinary course of business that are not in excess of $250,000 in the aggregate or which are disclosed on Section 4.13 of the Codina Disclosure Schedule;

                    (e)               liabilities or obligations incurred pursuant to this Agreement;

                    (f)               liabilities and obligations associated with, arising out of or with respect to the future closure of the landfill located on the CC Property; and

                    (g)               liabilities and obligations which may occur in connection with materials or wastes disposed of or placed on CC Property in association with its former operation as a solid waste management facility.

          Section 4.11          Litigation.

                    (a)               Except as set forth in Section 4.11(a) of the Codina Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Contributors, threatened against, any Codina Entity or any of their respective businesses or assets or any of the directors, managers, general partners or employees of any Codina Entity or, to the Knowledge of the Contributors, the stockholders, members, limited partners or representatives of any Codina Entity (in each case insofar as any such matters relate to their activities with a Codina Entity).  No Codina Entity is subject to any outstanding judgment, injunction, order or decree (a “Judgment”) against such Codina Entity or naming a Codina Entity as a party or by which any of the employees or representatives of any Codina Entity is prohibited or restricted from engaging in or otherwise conducting the business of such Codina Entity as presently conducted).  Section 4.11(a)of the Codina Disclosure Schedule includes a summary of each claim, investigation, Proceeding and Judgment of which Contributors have Knowledge which would reasonably be expected to result in a liability to Codina or any of its Subsidiaries in excess of $25,000 (without application of insurance).

                    (b)               Except as set forth in Section 4.11(b) of the Codina Disclosure Schedule, to the Knowledge of the Contributors, there is no investigation or review by any Governmental Entity with respect to any Codina Entity, any of their respective employees (insofar as any such investigation or review relates to their activities with a Codina Entity) or any Codina Real Property actually pending or threatened, nor has any Governmental Entity indicated to any Codina Entity in writing or, to the Knowledge of the Contributors, verbally, an intention to conduct the same.

          Section 4.12          Compliance With Applicable Law.

                    (a)               Each Codina Entity and its businesses and operations are, and since January 1, 2003 have been, in compliance in all material respects with all Laws applicable to such Codina Entity. Except as disclosed in Section 4.12 of the Codina Disclosure Schedule, no Codina Entity has received any written notice since January 1, 2003 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to a Codina Entity or (ii) from any Governmental Entity alleging that a Codina Entity is not in compliance in any material respect with any applicable Law.

                    (b)               Except as set forth in Section 4.12(b) of the Codina Disclosure Schedule, each Codina Entity and each Codina Real Property has in effect all approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease, if applicable, or otherwise hold and to operate its real properties and tangible assets, to carry on its businesses and operations as now conducted. Since January 1, 2003, there have occurred no events which (with or without notice or lapse of time or both) would constitute defaults under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit.

                    (c)               Each employee and to the Knowledge of the Contributors each independent contractor of the Codina Group and its Subsidiaries has all Permits necessary for such employee to act in the capacity that such employee functions for the Codina Group or its Subsidiary.

          Section 4.13          Contracts. Except as set forth on Section 4.13 of the Codina Disclosure Schedule, as of the date of this Agreement, no Codina Entity is a party to any of the following types of Contracts (each such Contract and each Contract disclosed in Section 4.13 of the Codina Disclosure Schedule being referred to in this Agreement as a “Codina Significant Contract”):

                    (b)               Contract other than a construction Contract that provides for payments to or by a Codina Entity of $100,000 or more and construction Contracts that provide for payments of $250,000 or more (including any easement or license not set forth on Schedule C);

                    (c)               Contract that contains any exclusivity provisions restricting any Codina Entity or limiting the freedom of any Codina Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Codina Entity after the Closing Date;

                    (d)               lease or sublease of or contract to use or exploit (whether of real or personal property) to which any Codina Entity is party, providing for either (i) annual payments after the date hereof of $25,000 or more or (ii) aggregate payments after the date hereof of $25,000 or more;

                    (e)               material Contract relating in whole or in part to the purchase or sale of (i) any Codina Real Property or (ii) any other real property by a Codina Entity;

                    (f)               Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) and a statement of the amounts outstanding thereunder as of the date hereof;

                    (g)               Contract under which any Codina Entity has made or has agreed to make, directly or indirectly, any loan, capital contribution to, or acquire any capital stock or other equity interest in, any Person;

                    (h)               Contract under which any Codina Entity has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                    (i)               Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business or real property of any Codina Entity or any predecessor Person;

                    (j)               Property management Contracts, broker Contracts, development Contracts, construction Contracts, leasing brokerage Contracts, and condominium unit purchase and sale Contracts;

                    (k)               Letter of credit, surety bond, performance bond, guaranty or similar instrument or arrangement, none of which has been drawn upon or performed and, to the Knowledge of the Contributors, no circumstances exist that allow any beneficiary of such letter of credit, surety bond, performance bond, guaranty or similar instrument to draw thereon or request performance thereunder;

                    (l)               Contract pursuant to which any Codina Entity has any unexpired warranty obligation, which could result in a liability in the aggregate in excess of $100,000;

                    (m)               Other than Contracts disclosed in Section 4.13(i) of the Codina Disclosure Schedule, Contract with any Governmental Entity with respect to the development or permitted uses of any Codina Real Property;

                    (n)               Contract between a Codina Entity and Mr. Codina or any of his Affiliates;

                    (o)               partnership, joint venture, limited liability company or other similar Contract or arrangement; or

                    (p)               employee benefit plan, management service, consulting, employment or other similar Contract or arrangement, and any collective bargaining agreements or other Contract with a labor union (other than for employment at-will or similar arrangements).

          The Contributors have provided or made available to FECI a true and correct copy of each Codina Significant Contract.  No Codina Entity, nor, to the Knowledge of the Contributors, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause a violation of or default under) any Codina Significant Contract which would provide the right to exercise any remedy under or to accelerate the maturity or performance of, or to cancel, terminate or modify any Codina Significant Contract. Each Codina Significant Contract is a valid and binding agreement of the Codina Entity party thereto, and, to the Knowledge of the Contributors, every other party thereto, and is in full force and effect, enforceable against the Codina Entity(ies) party thereto, and, to the Knowledge of the Contributors, every other party thereto except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 4.14          Taxes.

                    (a)               All material Tax Returns required to be filed on or before the Closing Date with any Taxing Authority by, or on behalf of, any Codina Entity have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

                    (b)               Each Codina Entity has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable on or before the Closing Date, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which such Codina Entity ordinarily records items on its books.  Each Codina Entity has paid all ad valorem Taxes with respect to its real property with respect to the period ended December 31, 2005.

                    (c)               The income and franchise Tax Returns, if any, of each Codina Entity through the Tax year ended December 31, 1999 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

                    (d)               There are no material Liens or encumbrances for Taxes on any of the assets of any Codina Entity.

                    (e)               (i) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the Knowledge of the Contributors, threatened with regard to any Taxes or Tax Returns of any Codina Entity and no written notice has been received from any Taxing Authority of the expected commencement of such a proceeding; (ii) no Codina Entity has received a ruling from any Taxing Authority relating to Taxes; (iii) no Codina Entity is a party to or bound by any written agreement with any Taxing Authority; (iv) there is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to any Codina Entity; (v) no Codina Entity has been a member of an affiliated, consolidated, combined or unitary group or is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (vi) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by any Codina Entity and no Codina Entity has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any Codina Entity affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

                    (f)               No Codina Entity is, or ever has been, engaged in a trade or business in any jurisdiction other than the United States.  No Codina Entity has ever had a permanent establishment, permanent representative or other taxable presence in any jurisdiction other than the United States. No Codina Entity constitutes or has ever constituted a permanent establishment or permanent representative of another person.

                    (g)               No Codina Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (b) installment sale or open transaction or intercompany transaction made on or before the Closing Date, or (C) prepaid amount received on or prior to the Closing Date.

                    (h)               No Codina Entity owns or has, at any time, ever owned, property that (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

                    (i)               Neither Mr. Codina nor any Codina Entity has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations.

                    (j)               No Codina Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

          Section 4.15          Employee Benefits Plans.

                    (a)               “Codina Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which (i) is maintained, administered or contributed to by any Codina Entity or Affiliate of a Codina Entity as of the date of this Agreement and covers any employee or former employee of any Codina Entity, or (ii) with respect to which any Codina Entity or Affiliate of a Codina Entity has or may reasonably be expected to have any actual liability or obligation (including any such obligations under any terminated plan or arrangement. Section 4.15(a) of the Codina Disclosure Schedule sets forth all Codina Employee Plans.

                    (b)               With respect to each Codina Employee Plan and to the extent applicable, the Contributors have made available to FECI (i) current, accurate and complete copies of each such Codina Employee Plan and all material contracts relating thereto (including, without limitation, all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto) and in the case any Codina Employee Plan that is not in written form, an accurate description of all material aspects of that Codina Employee Plan, (ii) in the case of any Codina Employee Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of all nondiscrimination testing results for that Codina Employee Plan for the three most recent plan years and (iii) copies of the three most recent Form 5500 annual reports and accompanying schedules, the most recent actuarial report (to the extent applicable) and the most recent summary plan descriptions and any summaries of material modifications thereto.

                    (c)               No Codina Entity nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                    (d)               Each Codina Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Contributors are not aware of any reason why any such determination letter should be revoked or not be reissued. The Contributors have made available to FECI copies of the most recent Internal Revenue Service determination letters with respect to each such Codina Employee Plan. Each Codina Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Codina Employee Plan that could reasonably expected to result in payment or assessment by or against any Codina Entity of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

                    (e)               The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of any Codina Entity to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Codina Employee Plan or other employee plan or agreement.

                    (f)               No Codina Entity has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of any Codina Entity except as required to avoid excise tax under Section 4980B of the Code or to comply with any other applicable Law.  In addition, each Codina Entity has complied in all material respects with the notice and continuation requirements, and all other requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder, with respect to each Codina Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

                    (g)               There is no Proceeding pending against or involving (and, to the Knowledge of the Contributors, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Codina Employee Plan or any fiduciary thereof with respect to their duties under the Codina Employee Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Entity.  In addition, with respect to each Codina Employee Plan, all premiums, contributions or other payments required to have been made by law or under the terms of any Codina Employee Plan or any contract or agreement relating thereto as of the Closing Date have been made, all material reports, returns and similar documents required to be filed with a Governmental Entity or distributed to any plan participant have been timely filed or distributed and no “prohibited transaction” has occurred within the meaning of the Code.

                    (h)               Section 4.15(h) of the Codina Disclosure Schedule identifies and the Contributors have made available to FECI true and complete copies of (i) all severance plans and agreements and employment agreements (other than offer letters for “at will” employment) with or relating to directors or executive officers of any Codina Entity, and (ii) all plans, programs, agreements and other arrangements of each Codina Entity with or relating to its directors, officers, employees or consultants which contain change in control provisions.

                    (i)               All required payments, premiums, contributions, reimbursements, or accruals with respect to the Codina Employee Plans for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Codina Interim Financials prior to the Closing Date; and except as disclosed in Section 4.15 of the Codina Disclosure Schedule, no Codina Entity has, or will as of the Closing Date, have any material unfunded actual or contingent liabilities or obligations with respect to any Codina Employee Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, that are not reflected on the Codina Interim Financials.

                    (j)               No Codina Entity nor any ERISA Affiliate has any unfunded liabilities pursuant to any Codina Employee Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  Each Codina Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

          Section 4.16          Labor and Employment Matters.

                    (a)               No Codina Entity is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Contributors, threatened against any Codina Entity relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Contributors to organize any employees of Codina or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

                    (b)               Since January 1, 2004, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of any Codina Entity, and (ii) no Codina Entity has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local Law or regulation which is similar to the WARN Act.

                    (c)               Each Codina Entity is in compliance, and has not failed to be in compliance, with all applicable Laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of (i) current employees, consultants and independent contractors of the Codina Entity and (ii) employees, consultants, and independent contractors of the Codina Entity who have been terminated since January 1, 2003, including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, the payment of Social Security and other similar taxes, equal employment opportunity, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such (i) current employees, consultants, and independent contractors and (ii) employees, consultants and independent contractors who have been terminated since January 1, 2003, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Entity.

          Section 4.17          Insurance Policies.

                    (a)               Section 4.17(a) of the Codina Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of each Codina Entity and each such insurance policy and fidelity bond is in full force and effect. Except as set forth in Section 4.17(a) of the Codina Disclosure Schedule, there is no claim involving more than $100,000 by any Codina Entity pending under any of such policies or bonds as to which any Codina Entity has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each Codina Entity is otherwise in compliance in all material respects with the terms of such policies and bonds. The Contributors do not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

                    (b)               Section 4.17(b) of the Codina Disclosure Schedule identifies each insurance claim involving more than $100,000 made by any Codina Entity between January 1, 2003 and the date of this Agreement.

          Section 4.18          Environmental Matters.

          Except as set forth in Section 4.18 of the Codina Disclosure Schedule or the Codina Reports:

                    (a)               To the Knowledge of the Contributors, each Codina Entity and each Codina Real Property is, and at all times has been, in full compliance with Environmental Laws and Environmental Permits, and is not, and has not been in violation of or liable under, any Environmental Law or Environmental Permit. No Contributor or Codina Entity has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Codina Real Property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Codina Real Properties or any other properties or assets (whether real, personal, or mixed) in which any of the Contributors or any Codina Entity has had an interest, or with respect to any Codina Real Property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Contributor or any Codina Entity.

                    (b)               There are no pending or, to the Knowledge of the Contributors, threatened claims or encumbrances, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Codina Real Property or any other properties and assets (whether real, personal, or mixed) in which any Contributor or any Codina Entity has or had an interest.

                    (c)               No Contributor nor any Codina Entity has received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any Codina Real Property or any other properties or assets (whether real, personal, or mixed) in any Contributor or any Codina Entity had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Contributor, any Codina Entity, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (d)               To the Knowledge of the Contributors, no Contributor nor any Codina Entity has any Environmental Liabilities with respect to any Codina Real Property or with respect to any other properties and assets (whether real, personal, or mixed) in which any Contributor or any Codina Entity (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Codina Real Property or any such other property or assets.

                    (e)               To the Knowledge of the Contributors, there are no Hazardous Materials present on or in the environment at the Codina Real Property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Codina Real Property or such adjoining property, or incorporated into any structure therein or thereon. No Contributor nor any Codina Entity has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Codina Real Property or any other properties or assets (whether real, personal, or mixed) in which the Contributors or any Codina Entity has or had an interest.

                    (f)               To the Knowledge of the Contributors, there has been no Release or threat of Release of any Hazardous Materials at or from any Codina Real Property or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Codina Real Property, or from or by any other properties and assets (whether real, personal, or mixed) in which any Codina Entity has or had an interest, whether by any Contributor, any Codina Entity, or any other Person.

                    (g)               The Contributors have delivered or made available to FECI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Contributor or any Codina Entity pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Codina Real Property, or concerning compliance by any Contributor, any Codina Entity with Environmental Laws.

          Section 4.19          Intellectual Property.

                    (a)               The Codina Entities own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, computer software programs or applications, and other material know-how, tangible or intangible proprietary information or material that are used in the business of the Codina Entities as currently conducted, all of which are set forth in Section 4.19 of the Codina Disclosure Schedule.

                    (b)               No Codina Entity is, or will be as a result of the consummation of the Transactions and the other transactions contemplated by this Agreement or the performance of its obligations hereunder, in violation in any material respect of any licenses, sublicenses and other agreements as to which such Codina Entity is a party and pursuant to which such Codina Entity is authorized to use any third-party patents, trademarks, service marks and copyrights (“Third-Party Intellectual Property Rights”).  No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by any Codina Entity (the “Codina Intellectual Property Rights”), any trade secret material to any Codina Entity, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through any Codina Entity, are currently pending or, to the Knowledge of the Contributors, are threatened by any Person.  The Contributors do not know of any valid grounds for any bona fide claims (A) against the use by any Codina Entity, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of any Codina Entity as currently conducted or as proposed to be conducted; (B) challenging the ownership, validity or effectiveness of any Codina Intellectual Property Rights or other trade secret material to any Codina Entity; or (C) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by any Codina Entity.

                    (c)               To the Knowledge of the Contributors, (A) all patents, registered trademarks, service marks and copyrights held by any Codina Entity are valid and subsisting and (B) there is no unauthorized use, infringement or misappropriation of any of the Codina Intellectual Property by any third party, including any employee or former employee of any Codina Entity.

          Section 4.20          Properties.

                    (a)               Each Codina Entity has good and marketable title to, or valid leasehold interests in, all of their tangible personal properties and tangible personal assets which are reflected in the Codina Interim Financial Statements, or which are, individually or in the aggregate, material to the business or financial condition of any of the Codina Entities. All such assets and properties, other than assets and properties in which any Codina Entity has a leasehold interest, are owned free and clear of all Liens except for Permitted Encumbrances.

                    (b)               Section 4.20 of the Codina Disclosure Schedule lists all real property owned, leased, subject to a contract to purchase or lease or otherwise used by a Codina Entity (the “Codina Real Property”) and lists the uses or projected uses of each Codina Real Property. The Contributors have delivered or made available to FECI copies of the deeds and other instruments (as recorded) by which the Codina Entities acquired or has the right to acquire the Codina Real Property, and copies of all title insurance policies, abstracts, and surveys in the possession of a Contributor or Codina Entity and relating to such property or interests.  Except as set forth on Section 4.20 of the Codina Disclosure Schedule, each Codina Entity is vested with marketable fee simple title to the Codina Real Property it holds, subject only to Permitted Encumbrances (it being acknowledged that FECI and Parent agree that the Permitted Encumbrances do not render the property unmarketable).  All buildings, plants, and structures owned by the Codina Entities lie wholly within the boundaries of the Codina Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                    (c)               As of the date hereof, the Codina Real Property has the land use entitlements and zoning set forth on Section 4.20(c) of the Codina Disclosure Schedule.  As of the date hereof, applications have been made for the Permits set forth on Section 4.20(c) of the Codina Disclosure Schedule. To the Knowledge of the Contributors, all water, sewer, electric, telephone, drainage and other utility equipment and facilities required by law or necessary for the operation of the Codina Real Property for the Intended Improvements will be available to service such Intended Improvements upon their completion.

                    (d)               To the Knowledge of the Contributors, no fact or condition exists which would result in the termination or impairment of access to any Codina Real Property or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to any Codina Real Property.  To the Knowledge of the Contributors, all ground level improvements to each Codina Real Property are above the one hundred (100) year flood plain.

                    (e)               To the Knowledge of the Contributors, there is no latent material defect in the improvements on any Codina Real Property, the roof or the structural elements thereof, the mechanical systems therein (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems), or the utility system servicing any Codina Real Property.  To the Knowledge of the Contributors, all of the structural elements, mechanical systems, utility systems and roofs of each improvement on the Codina Real Property, and all of the personal property owned, leased or otherwise used by any Codina Entity, are in good working order and are not in need of repair or replacement, ordinary wear and tear and routine maintenance excepted.

                    (f)               To the Knowledge of the Contributors, all improvements on the Codina Real Property were permitted, conforming structures under applicable zoning and building laws and ordinances in effect when the improvements were constructed and the present uses thereof are permitted, conforming uses under applicable zoning and building laws and ordinances, and the improvements were constructed in accordance with the Plans.  To the Knowledge of the Contributors, all water, sewer, gas, electric, telephone, drainage and other utility equipment and facilities required by law or necessary for the operation of all improvements on the Codina Real Property are installed and connected pursuant to valid permits, are adequate to service such improvements and are in good operating condition.  To the Knowledge of the Contributors, all requirements applicable to each Codina Real Property imposed under zoning and building laws and ordinances adopted subsequent to the construction of the improvements have been complied with to the extent required by law.

          Section 4.21          Interested Party Transactions. Except as set forth in Section 4.21 of the Codina Disclosure Schedule, no Codina Entity is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of any Codina Entity or any immediate family member (by blood or marriage) thereof.  Except as set forth in Section 4.21 of the Codina Disclosure Schedule, neither Mr. Codina nor any Codina Entity is a party to any transaction or agreement with any officer, director or other Affiliate of FECI.

          Section 4.22          Other Real Estate Activities. Except as set forth in Section 4.22 of the Codina Disclosure Schedule, other than the Codina Real Property, Mr. Codina does not directly or indirectly own, lease, have an option or contract to purchase or lease, or other similar arrangement with respect to any real property or any Person that is engaged in the business of owning, leasing, selling or developing real property other than (i) residential property for Mr. Codina’s personal use and (ii) passive investments in any publicly held company engaged in such business in which Mr. Codina’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

          Section 4.23          Certain Business Practices. No Codina Entity nor (to the Knowledge of the Contributors) any director, officer, agent or employee of any Codina Entity at the direction of or on behalf of any Codina Entity has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of a Codina Entity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

          Section 4.24          Completion of Certain Transactions; Certain Consents. On or before the date of this Agreement

                    (a)               The Contribution Agreement between CM LeJeune, Inc., C/CM LeJeune, Ltd. and CMBKJV Partner LLC, which has attached to it as an exhibit the Amended and Restated Limited Partnership Agreement of CM LeJeune LLLP, in a form reasonably acceptable to FECI, has been executed and delivered by all parties thereto and is in full force and effect.

                    (b)               The Contributors have received written consent to the Transactions and the other transactions contemplated hereby from each of CMBKJV Partner LLC, AMB/IMDH Beacon Lakes, LLC, IMD Holding Corporation, and AMB Property, L.P.

                    (c)               The Ground Lease between Sevilla Building, Ltd. and City National Bank of Florida, in a form reasonably acceptable to FECI, has been executed and delivered by all parties thereto, and is in full force and effect.

          Section 4.25          Capital Requirements. Except as set forth in Section 4.25 of the Codina Disclosure Schedule, there are no outstanding capital calls or payments currently due pursuant to other requirements to provide any debt or equity to any Codina Entity.  No Codina Entity is or at or prior to Closing will be required to pay any amounts (whether through capital contributions, member loans or otherwise) to CM Doral Development Company LLC directly or indirectly to fund development incentive advance payments to any other Codina Entity.

          Section 4.26          Representations Relating to Parent Stock.

                    (a)               Each Contributor understands and acknowledges that the Parent Stock to be issued pursuant to Article 3 has not been registered under the 1933 Act and that such Parent Stock is being offered and sold pursuant to an exemption from registration contained in the 1933 Act based in part upon such Contributor’s representations and warranties contained in this Agreement.

                    (b)               Each Contributor is purchasing the Parent Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

                    (c)               Each Contributor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Stock and is capable of bearing the economic risks of such investment.

                    (d)               Each Contributor is an accredited investor within the meaning of Regulation D under the 1933 Act.

                    (e)               Each Contributor understands and acknowledges that it may not transfer the Parent Stock unless such Parent Stock is registered under the 1933 Act or pursuant to an exemption from registration thereunder.  Each Contributor also understands and acknowledges that the Parent Stock is a “restricted security” as defined in Rule 144 under the 1933 Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of various conditions including holding periods and volume limitations.

          Section 4.27          Finders’ Fees. Except for the investment banking fee described in Section 4.27 of the Codina Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Contributor or any Codina Entity who might be entitled to any fee or commission from any Contributor or Codina Entity in connection with the transactions contemplated by this Agreement.

          Section 4.28          Tax Treatment. Assuming the accuracy of the representations and warranties contained in Section 5.12, no Codina Entity, Contributor nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, other than any action, fact or circumstance described in, or occurring pursuant to this Agreement, that would be reasonably likely to prevent the exchanges of (i) FECI Stock for Parent Stock pursuant to the Merger and (ii) the Contributed Assets for Parent Stock pursuant to the Contribution, taken together, from qualifying as exchanges described in Section 351 of the Code.

          Section 4.29          Disclosure. To the Knowledge of the Contributors, all documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered or made available by or on behalf of a Codina Entity or Contributor in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding projections and forecasts).  No (i) representation or warranty of any Contributor contained in this Agreement, and (ii) no closing certificate furnished by or on behalf of any Contributor or Codina Entity to Parent or FECI pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FECI

          Except as set forth in the FECI Disclosure Schedule, FECI represents and warrants to the Contributors, as of the date hereof and as of the Closing Date that:

          Section 5.01          Corporate Existence and Power. Each of FECI, Parent and Foxx Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as now conducted. Each of FECI, Parent and Foxx Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a FECI Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of FECI as currently in effect have been filed with the SEC and referenced as exhibits in FECI’s Form 10-K for the fiscal year ended December 31, 2004. FECI has heretofore delivered to Codina true and complete copies of the articles of incorporation and bylaws as currently in effect of each of Parent and Foxx Merger Sub.

          Section 5.02          Corporate Authorization. The execution, delivery and performance by each of FECI, Parent and Foxx Merger Sub of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by each of  FECI, Parent and Foxx Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of FECI, Parent or Foxx Merger Sub, as applicable, and, except for the approval of the sole stockholder of each of Parent and Foxx Merger Sub, have been duly authorized by all necessary corporate action on the part of FECI, Parent and Foxx Merger Sub.  This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and binding agreement of each of FECI, Parent and Foxx Merger Sub, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii)  by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 5.03          Governmental Authorization. Except as set forth in Section 5.03 of the FECI Disclosure Schedule, the execution, delivery and performance by each of FECI, Parent and Foxx Merger Sub of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by FECI, Parent and Foxx Merger Sub of the transactions contemplated hereby and thereby require no action by, or filing with, any Governmental Entity, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a FECI Material Adverse Effect.

          Section 5.04          Non-contravention. The execution, delivery and performance by each of FECI, Parent and Foxx Merger Sub of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by FECI of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of FECI, Parent or Foxx Merger Sub, (b) assuming that all actions and filings set forth in Section 5.03 of the FECI Disclosure Schedule have been taken or made, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 5.04 of the FECI Disclosure Schedule have been obtained, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which FECI or any of its Subsidiaries is entitled under any provision of any Contract material to FECI, Parent, Foxx Merger Sub or any of their Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of FECI and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of FECI or any of its Subsidiaries.

          Section 5.05          Capitalization of FECI.

                    (a)               The authorized capital stock of FECI consists of 150,000,000 shares of FECI Stock, of which 32,971,123 shares are issued and outstanding and 6,501,144.8 shares are held as treasury shares as of December 21, 2005 and 20,000,000 shares of Preferred Stock, none of which are outstanding as of December 21, 2005. All outstanding shares of FECI Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                    (b)               Except as set forth in Section 5.05 of the FECI Disclosure Schedule and Section 5.05(a) above, as of December 21, 2005 there are no outstanding (i) shares of capital stock or voting securities of FECI, (ii) securities of FECI convertible into or exchangeable for shares of capital stock or voting securities of FECI, (iii) options, warrants or other rights or arrangements to acquire from FECI, or other obligations or commitments of FECI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FECI (the items in clauses (i), (ii) and (iii) being referred to collectively as the “FECI Securities”), (iv) voting trusts, proxies or other similar agreements or understandings to which FECI or any of its Subsidiaries is a party or by which FECI or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of FECI or any of its Subsidiaries or (v) contractual obligations or commitments of any character to which FECI or any of its Subsidiaries is a party or by which FECI or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of FECI or any of its Subsidiaries. There are no outstanding obligations of FECI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the FECI Securities.

          Section 5.06          Subsidiaries.

                    (a)               Section 5.06 of the FECI Disclosure Schedule sets forth a true and complete list of all of FECI’s Subsidiaries, including (x) the jurisdiction of incorporation or organization of each such entity and (y) the ownership of each such entity.  Except as set forth on Section 5.06 of the FECI Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries of FECI are duly authorized, validly issued, fully paid and nonassessable and are owned (of record and beneficially) by FECI or another Subsidiary of FECI, free and clear of all Liens, and are not subject to preemptive rights created by statute, such entity’s respective articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or equivalent organizational documents or any agreement to which such entity is a party or by which such entity is bound.

                    (b)               There are no outstanding (i) securities of any Subsidiary of FECI convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of FECI or (ii) options, warrants or other rights or arrangements to acquire from any Subsidiary of FECI or other obligations or commitments of any Subsidiary of FECI to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of FECI (the items in clauses (i) and (ii) being referred to collectively as the “FECI Subsidiary Securities”). There are no outstanding obligations of any Subsidiary of FECI to repurchase, redeem or otherwise acquire any of the FECI Subsidiary Securities.

          Section 5.07          Parent and Foxx Merger Sub.

                    (a)               Since their respective dates of incorporation, neither Parent nor Foxx Merger Sub has entered into any Contract, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                    (b)               The authorized capital stock of Parent will, at Closing, consist of 150,000,000 shares of Parent Stock, of which 100 shares are issued and outstanding and 20,000,000 shares of Preferred stock, none of which are outstanding.  All of the outstanding shares of Parent Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are owned directly by FECI free and clear of any Lien. The authorized capital stock of Foxx Merger Sub consists of 1,000 shares of common stock, no par value per share, all of which have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are owned directly by Parent free and clear of any Lien.

          Section 5.08          Parent Stock; No Registration of Shares Required.

                    (a)               As of the Initial Effective Time, each share of Parent Stock to be issued in connection with the Merger will be duly authorized, and upon issuance of such shares of Parent Stock, such shares will be validly issued and be fully paid, nonassessable and free of preemptive rights.

                    (b)               Assuming the accuracy of the representations of the Contributors in Section 4.26, the offer and sale of shares of Parent Stock to be issued in connection with the Contribution is exempt from the registration requirements of the 1933 Act.

                    (c)               As of the Closing, each share of Parent Stock to be issued in connection with the Contribution will be duly authorized, and upon issuance of such shares of Parent Stock, such shares will be validly issued and be fully paid, nonassessable and free of preemptive rights.

          Section 5.09          Absence of Certain Changes. Except as disclosed in the FECI SEC Documents, between September 30, 2005 (the “FECI Balance Sheet Date”) and the date of this Agreement, (a) the business of FECI and each of its Subsidiaries has been conducted in the ordinary course consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a FECI Material Adverse Effect and (c) there has not been any action or event, nor any authorization, commitment or agreement by FECI or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.

          Section 5.10          Litigation.

                    (b)               Except as disclosed in the FECI SEC Documents, there is no Proceeding pending or, to the Knowledge of FECI, threatened against FECI or any of its Subsidiaries or any of their respective businesses or assets or any of the directors, managers, general partners or employees of FECI or any of its Subsidiaries or, to the Knowledge of, the stockholders, members, limited partners or representatives of FECI or any of its Subsidiaries (in each case insofar as any such matters relate to their activities with FECI or any of its Subsidiaries) that, individually and in the aggregate, could reasonably be expected to have a FECI Material Adverse Effect.

                    (c)               To the Knowledge of FECI, except as set forth in the FECI SEC Documents, there is no investigation or review by any Governmental Entity or self-regulatory authority with respect to FECI or any of its Subsidiaries or any of their respective employees (insofar as any such investigation or review relates to their activities with FECI or any of its Subsidiaries) actually pending or threatened, nor has any Governmental Entity or self-regulatory authority indicated to FECI or any of its Subsidiaries in writing or, to the Knowledge of FECI, verbally, an intention to conduct the same, except for any such investigations or reviews that, individually and in the aggregate, would not reasonably be expected to have a FECI Material Adverse Effect.

          Section 5.11          Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of FECI or any of its Subsidiaries who might be entitled to any fee or commission from FECI or any of its Affiliates in connection with the transactions contemplated by this Agreement.

          Section 5.12          Tax Treatment. Neither FECI nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, other than any action, fact or circumstance described in, or occurring pursuant to this Agreement or related agreements, that would be reasonably likely to prevent the exchanges of (i) FECI Stock for Parent Stock pursuant to the Merger and the (ii) the Contributed Assets for Parent Stock pursuant to the Contribution, taken together, from qualifying as exchanges described in Section 351 of the Code.

          Section 5.13          SEC Filings. Since January 1, 2003, FECI has filed with the SEC all information and documents required to have been filed by FECI under Sections 13(a), 14 and 15(d) of the 1934 Act.

                    (b)               FECI has delivered, or otherwise made available through FECI’s filings with the SEC, to Codina (i) FECI’s annual reports on Form 10-K for its fiscal years ended December 31, 2004, 2003 and 2002, (ii) its proxy or information statements relating to meetings of the stockholders of FECI since December 31, 2004 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (the documents referred to in this Section 5.13, together with all exhibits thereto and information incorporated by reference therein in accordance with applicable SEC rules and regulations, are collectively referred to in this Agreement as the “FECI SEC Documents”), and each FECI SEC Document complies in all material respects with the applicable form prescribed by the SEC and with all applicable SEC rules and regulations.

                    (c)               Except as set forth on Section 5.13 of the FECI Disclosure Schedule, since January 1, 2003 no event has occurred that FECI is required to disclose in a filing with the SEC under cover of Form 8K or otherwise, that has not been disclosed in the FECI SEC Documents.

          Section 5.14          Financial Statements. The audited consolidated financial statements of FECI and the unaudited interim consolidated financial statements of FECI for the nine months ended September 30, 2004 and 2005 included in the FECI SEC Documents (the “FECI Financials”) fairly present, in conformity with GAAP applied on a consistent basis (except as may be expressly set forth in the notes thereto), the consolidated financial position of FECI and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim consolidated financials).

          Section 5.15          Disclosure. To the Knowledge of FECI, all documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered by or on behalf of FECI in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding projections and forecasts).  No (i) representation or warranty of FECI contained in this Agreement, and (ii) no closing certificate furnished by or on behalf of FECI or Parent to any Contributor or Codina Entity pursuant to this Agreement, and (iii) no FECI SEC Document contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE 6
COVENANTS OF CONTRIBUTORS

          Section 6.01          Conduct of Business of the Codina Entities. Except for matters permitted or contemplated by this Agreement, set forth on Section 6.01 of the Codina Disclosure Schedule or as required by applicable Law, unless FECI otherwise agrees in writing, from the date of this Agreement to the Effective Time, each Contributor shall, and each Contributor shall cause each Codina Entity (including AMB Codina Beacon Lakes, LLC, Series 1, AMB Codina Beacon Lakes, LLC, Series 2, and Beacon Village, LLC (collectively, the “Specified Entities”), in each case to the extent permitted under the limited liability company agreements for each of such entities) to, conduct its business in the ordinary course of business consistent with past practices and use reasonable efforts to preserve intact its business organization and relationships with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Section 6.01 of the Codina Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, the Contributors shall not permit any Codina Entity to do any of the following without the prior written consent of FECI, such consent not to be unreasonably withheld or delayed or conditioned:

                    (b)               (i) except as provided in Section 6.01 of the Codina Disclosure Schedule, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock, membership interests or partnership interests of any Codina Entity, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of a Codina Entity to its parent; (ii) split, combine or reclassify any of the capital stock, membership interests or partnership interests of any Codina Entity; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, membership interests or partnership interests of any Codina Entity; or (iv) purchase, redeem or otherwise acquire any shares of capital stock, membership interests or partnership interests of any Codina Entity or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities;

                    (c)               issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (i) any shares of its capital stock, membership interests or partnership interests, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of capital stock, membership interests, partnership interests or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

                    (d)               amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

                    (e)               acquire any material amount of stock or assets (including real property) of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

                    (f)               pledge, transfer, sell, lease, license, otherwise dispose of or subject to any Lien, other than Permitted Encumbrances, any material Subsidiary or any assets, securities or property;

                    (g)              (i) grant to any director, officer, employee or consultant of any Codina Entity any increase in compensation, bonus or other benefits, (ii) grant to any such director, officer, employee or consultant of any Codina Entity any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.15(h) of the Codina Disclosure Schedule, (iii) establish, adopt, enter into or amend any Codina Employee Plan (other than offer letters that contemplate “at will” employment) or collective bargaining agreement, (iv) except as required pursuant to applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.15(h) of the Codina Disclosure Schedule, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Codina Employee Plan or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement.

                    (h)               make any material change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

                    (i)               (i) incur, assume or guarantee any indebtedness for borrowed money, (ii) create any Lien on any asset of any Codina Entity other than Permitted Encumbrances, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to a Codina Entity;

                    (j)               adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Codina Entity;

                    (k)               except in the ordinary course of business, enter into any transaction, commitment, lease or other Contract, or relinquish or terminate any Contract or other right, in any individual case with a value in excess of $250,000 or amend, modify, terminate or allow to expire any Codina Significant Contract;

                    (l)               except for entering into a limited liability company agreement with a Fairfield Affiliate, respectively, in each case on terms and conditions acceptable to Parent, enter into any partnership, joint venture, limited liability company or similar Contract or arrangement;

                    (m)               institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Entity;

                    (n)               agree to: (i) any exclusivity provision or covenant of any Codina Entity not to compete with the business of any other Person; or (ii) any other covenant of any Codina Entity restricting in any material respect the freedom of any Codina Entity to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets or that would so limit the freedom of Parent or any of its Affiliates in any material respect after the consummation of the transactions contemplated hereby; or

                    (o)               authorize, commit or agree to take any of the foregoing actions.

          Section 6.02          No Solicitation.

          None of the Contributors or the Codina Entities shall, nor shall any of them authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to any Codina Entity to or afford access to the business, properties, assets, books or records of any Codina Entity to any Third Party that has made, or has informed any Contributor or Codina Entity that it is seeking to make, an Acquisition Proposal, or (iii) enter into any agreement with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Contribution or any of the other transactions contemplated by this Agreement.

          Section 6.03          Land Use Applications and Approvals. The Contributors shall cause the Codina Entities to diligently continue to pursue all land use related approvals, permits, authorizations and agreements (the “Land Use Approvals”) as more particularly described in Section 6.03 of the Codina Disclosure Schedule, and to perform and comply with all conditions and requirements of all existing and requested Land Use Approvals related to the Codina Real Property.

          Section 6.04          Repayment of Debt. The Contributors shall cause the Codina Entities on or before the Closing Date to repay or otherwise satisfy all debt obligations of the Codina Entities (other than those obligations set forth on Section 9.02(n) of the Codina Disclosure Schedule).

          Section 6.05          Capital Contributions. Except as provided in Schedule 1.1(b) of the Codina Disclosure Schedule, the direct and indirect owners of the Codina Entities shall not make to any Codina Entity any capital contribution or payment to reduce indebtedness without prior written consent by FECI which shall not be unreasonably withheld, delayed or conditioned. Following any approved capital contribution or payment to reduce indebtedness of any Codina Entity, the direct and indirect owners of the Codina Entities shall provide FECI with copies of all receipts, agreements, instruments, statements and any other documentation reasonably requested by FECI documenting such capital contribution or payment.

          Section 6.06          Certain Codina Tax Covenants.

                    (a)               Without the prior written consent of FECI, no Contributors shall, with respect to any Codina Entity (provided that with respect to the Specified Entities, prior consultation and not prior written consent shall be required), make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action or permit any action to be taken, if any such action or omission would have the effect of materially increasing the Tax liability of any Codina Entity.

                    (b)               All Tax Returns required to be filed by the Contributors with respect to a Codina Entity (other than any separate company Tax Return required to be filed by such Codina Entity) on or after the Closing Date with respect to any Pre-Closing Tax Period (i) will be filed by the Contributors when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

                    (c)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contribution (including any real property transfer tax and any similar Tax) shall be paid by the Contributors when due, and the Contributors will, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

                    (d)               Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, no Codina Entity shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax Sharing Agreement relating to any Codina Entity.

          Section 6.07          Intentionally omitted.

          Section 6.08          Other Codina Interests. From the date hereof until Closing, Mr. Codina agrees to keep FECI informed of developments relating to the projects described in Section 4.22 of the Codina Disclosure Schedule.  At FECI’s request, Mr. Codina shall and shall cause his Affiliates to assign to Parent all right, title and interest that Mr. Codina and his Affiliates have in any one or more of the projects listed in Section 4.22 of the Codina Disclosure Schedule (other than projects d and e thereof).  To the extent FECI determines not to request such assignment with respect to one or more of such projects, Mr. Codina shall, and shall cause his Affiliates to, terminate any and all agreements and arrangements with respect thereto.

          Section 6.09          Non-Competition; Non-Solicitation.

                    (a)               In order to induce FECI and Parent to enter into this Agreement and in consideration of the receipt by Mr. Codina of 11,776 shares of Parent Stock pursuant to Section 3.02 of this Agreement, Mr. Codina agrees that, for a period commencing on the Closing Date and ending on the third anniversary of the date Mr. Codina ceases to be employed by FECI or Parent or an Affiliate (collectively, the “Employing Party”) of either thereof (the “Non-Competition Period”) except as is set forth below and on Section 6.09 of the Seller Disclosure Schedule, (i) Mr. Codina shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner, any business which is a competitor of a substantial portion of the Employing Party’s business at the date Mr. Codina ceases to be employed by the Employing Party and (ii) neither Mr. Codina nor any one acting directly or indirectly on his behalf will acquire, develop, transfer or sell any interest in real estate assets (other than residential real estate for the personal use of Mr. Codina or the members of his immediate family or leasehold interests in commercial real estate used by Mr. Codina for the conduct of a business owned by him which business is not in violation of this Section 6.09) in any such case in any state in the United States or any country outside of the United States, in which the Employing Party is engaged in the real estate business or is actively contemplating entering into the real estate business (as demonstrated by the preparation of specific analyses by senior executives at any time with respect to the period that Mr. Codina is employed by the Employing Party and, with respect to period following such employment, during the 12 months prior to the date that Mr. Codina desires to commence such investment, after due inquiry with Employing Party).  Notwithstanding the foregoing, the restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of default by the Employing Party of the performance of any of its material obligations under the Transaction Documents).  Nothing herein shall prohibit Mr. Codina from being a passive owner of not more than five percent (5%) of the equity securities of an enterprise engaged in such business, so long as he has no active participation in the business of such enterprise.

                    (b)               During the Non-Competition Period, Mr. Codina shall not, directly or indirectly, knowingly or intentionally (i) induce, solicit, recruit or hire or attempt to induce, solicit, recruit or hire or aid others in inducing, soliciting, recruiting or hiring any employee of the Employing Party to leave the employ of the Employing Party, or in any way interfere with the relationship between the Employing Party and an employee thereof, or (ii) in any way interfere with the relationship between the Employing Party and any customer, supplier, licensee or other business relation thereof or otherwise solicit any such person in any manner that would have the effect or purpose of reducing or adversely altering the volume or terms of business between any such person and the Employing Party.  The foregoing shall not be violated by general advertising not targeted to employees, customers, suppliers, licensees, or other business relationships of the Company.  In addition, it shall not be a violation for Mr. Codina to serve as a reference for employees upon request.

                    (c)               If, at the time of enforcement of this Section 6.09, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

                    (d)               The covenants made in this Section 6.09 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement or the termination of Mr. Codina’s employment by the Employing Party.  Moreover, the existence of any claim or cause of action of Mr. Codina against the Employing Party or any of its Affiliates, whether or not predicted upon the terms of this Agreement or any of the other Transaction Documents, shall not constitute a defense to the enforcement of these covenants.  Mr. Codina acknowledges that the covenants made in this Section 6.09 are reasonable in scope in light of the circumstances and are a material component of the Transactions and that in the absence of such covenants, Parent, FECI and Foxx Merger Sub would not have entered into the Contribution Agreement or consummated the Transactions.

ARTICLE 7
Covenants of FECI and Parent

          Section 7.01          Conduct of Business of FECI. Except for matters permitted or contemplated by this Agreement, set forth on Section 7.01 of the FECI Disclosure Schedule or as required by applicable Law, unless Mr. Codina, on behalf of the Contributors, otherwise agrees in writing, from the date of this Agreement to the Effective Time, FECI shall, and FECI shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices and use reasonable efforts to preserve intact its business organization and relationships with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time.  In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, in the ordinary course of business, set forth on Section 7.01 of the FECI Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Effective Time, FECI shall not, and shall not permit any of its Subsidiaries to do, any of the following without the prior written consent of the Contributors:

                                        (i)          declare, set aside or pay any extraordinary dividends on, or make any extraordinary other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock, membership interests or partnership interests of FECI or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of FECI to its parent; or (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of FECI or any of its Subsidiaries;

                                        (ii)          amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

                                        (iii)         acquire any material amount of stock or assets (including real property) of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

                                        (iv)         adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

                                        (v)          authorize, commit or agree to take any of the foregoing actions.

          Section 7.02          No-Action Letter. FECI shall provide Mr. Codina, on behalf of the Contributors, and his counsel with a copy of the no-action letter referred to in Section 9.01(e) and any other written communication with the SEC and/or its staff relating thereto a reasonable period of time prior to submitting such no-action request or other written communication to the SEC and/or its staff and will use its commercially reasonable efforts to make any and all changes to such no-action request or other written communication as are requested by Mr. Codina, on behalf of the Contributors, and determined to be appropriate by FECI’s counsel.

          Section 7.03          Landfill Closure.  Subject to the representations and warranties set forth in Section 4.18, each of Parent and FECI acknowledges and agrees that, following the effective Time, all cost, expense and responsibility related to or associated with the closure of the landfill located on the CC Property pursuant to Chapter 62-701 of the Florida Administrative Code and any other applicable Environmental Law or other Law, is and shall be the sole cost, expense and responsibility of the FECI parties to this Agreement and the Contributors shall have no liability or responsibility therefor.

          Section 7.04          Restricted Stock Agreements.  At the Effective Time, Parent shall issue an aggregate of 288,520 restricted shares of Parent Stock to the Persons set forth in Schedule E hereto pursuant to restricted stock agreements in the form attached hereto as Exhibit B (the “Restricted Stock Agreements”), the number of shares issued to each such Person shall be determined prior to Closing by Mr. Codina in consultation with the chief executive officer of FECI.

          Section 7.05          Red Road. In the event Parent determines not to proceed with the Ground Lease between the optionholder of the parcel and Codina Fairfield I, LLC as provided in Section IV of Schedule D, Parent shall offer an Affiliate of Fairfield Properties, Inc. the opportunity to receive an assignment of Parent’s and its Affiliates’ interests in Codina Fairfield I, LLC; provided, however, that either the Affiliate of Fairfield Properties, Inc. or Mr. Codina shall reimburse Parent for its reasonable out of pocket expenditures in connection with the ownership and operation of Codina Fairfield I, LLC.

ARTICLE 8
ADDITIONAL COVENANTS

          Section 8.01          Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article 9, and (ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

          Section 8.02          Certain Filings. The Contributors and FECI shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 8.03          Public Announcements. FECI and Mr. Codina, on behalf of the Contributors, shall consult with each other before issuing any press release, announcing or disclosing to employees other than senior executives, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make such announcements or disclosures to employees other than senior executives, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 8.03; provided that after the issuance of a press release FECI’s investor relations personnel may discuss with investors the information included in all press releases and public statements previously released or made.

          Section 8.04          Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, Mr. Codina, on behalf of the Contributors, and FECI shall (a) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party; provided that FECI shall not be permitted to conduct any environmental testing or sampling without the prior written consent of the Mr. Codina, on behalf of the Contributors, which consent may not be unreasonably withheld, (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advise of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) the disclosure of such information to the other party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The parties hereto shall hold any information obtained pursuant to this Section 8.04 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the Confidentiality Agreement, which shall continue in full force and effect. Any investigation pursuant to this Section 8.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 8.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

          Section 8.05          Notices of Certain Events. Each of the Contributors and FECI shall promptly after he, she or it obtains Knowledge of any of the matters referred to in clauses (a) through (d) of this sentence notify the other of:

                    (b)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (c)               any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

                    (d)               any Proceeding commenced or threatened against, relating to or involving or otherwise affecting any Codina Entity or FECI, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.12, 4.14, 4.15(g), 4.16(a), 4.18, 4.19, and 5.10, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

                    (e)               any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article 9.

          Section 8.06          Certain Tax Covenants.

                    (a)               Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the exchanges of (i) FECI Stock for Parent Stock pursuant to the Merger and (ii) the Contributed Assets for Parent Stock pursuant to the Contribution, taken together, to qualify as exchanges described in Section 351 of the Code, and shall not take any action reasonably likely to cause the exchanges not to so qualify.

                    (b)               Each of Parent, FECI and the Contributors shall use its reasonable best efforts to obtain the opinions referred to in Section 9.02(d) and Section 9.03(d), respectively, including by executing letters of representation substantially in the form of Exhibits C, D, E and F hereto.

                    (c)               Parent and each Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of the Contributors and Parent agrees (i) to retain all books and records with respect to Tax matters pertinent to any Codina Entity relating to any Pre-Closing Tax Period that it has in its possession immediately after the Effective Time, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, such notifying party shall allow the requesting party to take possession of such books and records.

                    (d)               Parent covenants and agrees that, for a period of at least two (2) years following the Effective Time, that it will not liquidate any Contributed Asset that is a corporation or merge any such entity in a merger unless such entity is the surviving entity unless (i) Mr. Codina, on behalf of the Contributors, receives an opinion acceptable to Mr. Codina in his sole discretion from a nationally recognized law firm that such liquidation or merger will not affect the tax treatment of the Transaction or (ii) Parent receives a private letter ruling from the Internal Revenue Service, that is reasonably satisfactory to Mr. Codina and his counsel, that such liquidation or merger will not affect the tax treatment of the Transaction.

          Section 8.07          Employee Benefits.

                    (a)               Prior to the Effective Time, Codina Group shall terminate the Codina Option Plan and cancel all outstanding options to purchase stock of Codina Group.

                    (b)               Effective as of the Closing Date, each Codina Entity, to the extent applicable, shall, subject to the consummation of this Agreement, take whatever action is reasonably necessary or appropriate to terminate any obligations or requirements of each Codina Entity, as applicable, to maintain, contribute to, participate in, administer or any other task with respect to the Codina Group Voluntary Executive Capital Accumulation Plan and any agreements or policies issued thereunder.  Each Codina Entity may, to the extent possible, transfer any and all policies issued under the Codina Group’s Voluntary Executive Capital Accumulation Plan to each executive named in the policy.  FECI shall have no liability for any claims or other obligations under or relating to the Codina Group Voluntary Executive Capital Accumulation Plan, regardless of whether such claims or obligations were incurred before, on or after the Closing Date.

          Section 8.08          Additional FECI Director. As soon as practicable following the Closing Date, Parent shall cause the number of directors constituting its board of directors to increase by one and the board of directors of Parent shall appoint Mr. Codina to fill the vacancy.

          Section 8.09          2005 Audit. Parent, at its expense, shall cause KPMG, LLP to conduct an audit of the financial statements of the Codina Entities except for the Specified Entities for the year ended December 31, 2005 and with respect to the Specified Entities, the Contributors shall use commercially reasonable efforts to cause PricewaterhouseCoopers, LLP to allow KPMG to rely on their audit and/or work papers.  Prior to the Effective Time, the Contributors shall and shall cause the Codina Entities and their employees to and following the Effective Time, the Contributors shall assist with this audit, including without limitation, by providing KPMG, LLP with all books, records, work papers and other documentation requested in order to perform and complete the audit.

          Section 8.10          Supplements to Schedules. Each party may, from time to time prior to the Closing by written notice to the other parties, supplement or amend its Disclosure Schedule to correct any matter that would constitute a breach of any representation or warranty in Article 4 or Article 5.  For purposes of determining whether the conditions to the Contribution set forth in Sections 9.02(a) and 9.03(c) have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

          Section 8.11          Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore pursuant to this Agreement).  The Contributors acknowledge and agree that from and after the Closing, Parent and FECI will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Contributed Assets.  To the extent that the Contributors needs access to such information after Closing, Parent and FECI shall reasonably provide such access and copying.  This clause shall survive Closing.

ARTICLE 9
CONDITIONS TO THE MERGER AND CONTRIBUTIONS

          Section 9.01          Conditions to Obligations of Each Party. The obligations of Parent, Foxx Merger Sub and FECI to consummate the FECI Merger and the Contribution and of the Contributors to consummate the Contribution are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                    (b)                There shall not have been any Law, injunction, order or decree enacted, promulgated or issued by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect) that restrains or prohibits the consummation of the Transactions;

                    (c)               There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), that is likely to delay materially or otherwise to restrain or prohibit the consummation of the Transactions;

                    (d)               There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding challenges or seeks to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Transactions;

                    (e)               FECI shall have received a response from the SEC that is reasonably satisfactory to FECI with respect to its request for a no-action letter from the SEC, to the effect that Parent will be the successor to FECI without requirement of a registration under the 1933 Act or the 1934 Act of Parent Stock, that Parent shall have successor status for the purpose of Form S-3 eligibility and Rule 144 or, at its discretion, Parent shall have registered under the 1933 Act the Parent Stock issuable pursuant to the Merger;

                    (f)               The transactions contemplated by that certain Admission and Contribution Agreement among Flagler Doral, LLC, Codina Doral, Inc., Mr. Codina and the other limited partners of Codina Doral, Ltd. of even date herewith shall have been consummated; and

                    (g)               The Parent Stock to be issued pursuant to this Agreement shall have been listed for trading on the NYSE.

          Section 9.02          Conditions to the Obligations of FECI. The obligations of FECI, Foxx Merger Sub and Parent to consummate the FECI Merger and the Contribution is subject to the satisfaction, at or prior to the Closing, of the following further conditions:

                    (a)               (i) Each of the Contributors shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of the Contributors contained herein modified by the phrase “Codina Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of the Contributors contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) FECI shall have received a certificate signed by the Contributors to the foregoing effect;

                    (b)               There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding seeks to restrain or prohibit FECI’s or Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of any Codina Entity, or to compel FECI or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of any Codina Entity;

                    (c)               There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Transactions by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), in any case that is likely to result in any of the consequences referred to in Section 9.01(c);

                    (d)               FECI shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to FECI, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that (i) for U.S. federal income tax purposes the FECI Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange described in Section 351 of the Code and (ii) Parent and FECI shall not recognize gain or loss for U.S. federal income tax purposes as a result of the Transactions and the stockholders of FECI as of the Initial Effective Time shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the FECI Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and FECI substantially in the form of Exhibits C and D hereto;

                    (e)               Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Codina Material Adverse Effect;

                    (f)               Parent shall have received a copy of the Escrow Agreement, executed and delivered by each of the other parties thereto;

                    (g)               Mr. Codina shall have executed and delivered to Parent an employment agreement, in substantially the form attached hereto as Exhibit G (the “Employment Agreement”);

                    (h)               Mr. Codina shall have executed and delivered to Parent a change in control agreement, in substantially the form attached hereto as Exhibit H (the “Change in Control Agreement”);

                    (i)               Each Contributor shall have executed and delivered the lock-up and registration rights agreement, in substantially the form attached hereto as Exhibit I (the “Registration Rights Agreement”);

                    (j)               The Codina Option Plan shall have been terminated and all outstanding options to purchase stock of Codina Group shall have been cancelled;

                    (k)               FECI shall have received copies in form and substance reasonably satisfactory to FECI of all consents set forth or required to be set forth on Section 4.04 of the Codina Disclosure Schedule (except for Items 3, 5(i), 5 (ii), 6(iv), 6(v), 6(vi), 7 and 8 on such schedule, which the Contributors nevertheless agree to use commercially reasonable efforts to obtain unless otherwise agreed by FECI);

                    (l)               FECI shall have received a waiver and/or consent from the lenders under the Revolving Credit Facility, dated as of February 22, 2005, as amended, between FECI, certain Subsidiaries of FECI as guarantors, Bank of America, N.A., Wachovia Bank, LaSalle Bank and SunTrust Bank, with respect to the consummation of the transactions contemplated hereunder;

                    (m)               The limited partnership agreement of CM LeJeune LLLP to be executed pursuant to the terms of the Contribution Agreement described in Section 4.24(a) of this Agreement shall have been amended to reflect the terms and intent of the consent of CMBKJV contemplated by Section 4.24(b) of this Agreement in a manner that shall be reasonably acceptable to FECI, and FECI shall have received an executed copy of such amendment that shall be in full force and effect;

                    (n)               No Codina Entity shall have any indebtedness for borrowed money other than as listed on Section 9.02(n) of the Codina Disclosure Schedule, and the chief financial officer of the Codina Group with respect to the Codina Group and its Subsidiaries and Mr. Codina, with respect to each of the Codina Property Entities shall have provided FECI with a certificate certifying the amount of indebtedness for borrowed money at such entity or entities on the Closing Date;

                    (o)               The amendments, modifications and other documents required pursuant to the consents of AMB/IMDH Beacon Lakes, LLC, IMD Holding Corporation, AMB Property, L.P. contemplated by Section 4.24(b) of this Agreement shall be reasonably acceptable to FECI, provided however, it shall not be unreasonable for FECI not to accept any amendment, modification or other document proposed by the foregoing AMB entities or AMB Property Corporation that would, except as specifically provided in such consents, (i) adversely affect the reasonably anticipated financial benefits of the interests to be contributed under this Agreement in AMB Codina Beacon Lakes, LLC (or any series thereof), (ii) increase in any material respects Parent’s obligations with respect to its interest in AMB Codina Beacon Lakes, LLC (or any series thereof) or (iii) reduce in any material respect the rights of Parent with respect to its interest in AMB Codina Beacon Lakes, LLC (or any series thereof);

                    (p)               [Reserved]

                    (q)               The master limited liability company agreement of AMB Codina Beacon Lakes, LLC, the AMB Codina Beacon Lakes Series 1 Agreement and the AMB Codina Beacon Lakes Series 2 Agreement shall have been amended to substitute Parent for C/WDL, Ltd. as a member thereof;

                    (r)               Mr. Codina shall have received a release of the security interests on Codina Group Stock from the St. Joe Company and Parent shall have received evidence satisfactory to it of such release;

                    (s)               [Reserved]

                    (t)               The acquisition of BN Expansion or the entity or entities that own it pursuant to that certain Agreement of Purchase and Sale of Membership Interests of even date herewith among Codina Holdings III, Ltd, Mr. Codina and  FEC Railway Land Holdings, LLC shall have been consummated;

                    (u)               The acquisition of Beacon Commons or the entity or entities that own it pursuant to that certain Agreement of Purchase and Sale of Membership Interests of even date herewith among Codina Atlas, Ltd, Mr. Codina and  Flagler Commons, LLC shall have been consummated;

                    (v)               [Reserved]

                    (w)               That certain Agreement for Sale and Purchase of Real Property, dated November 4, 2004, between City National Bank of Florida and Mr. Codina, as amended, shall have been assigned to and assumed by C/CM LeJeune, Ltd. and be in full force and effect without any amendments, modifications or supplements except as approved in writing by FECI, such approval not to be unreasonably withheld, delayed or conditioned;

                    (x)               Parent shall have received a certification signed under penalties of perjury by each Contributor to the effect that such Contributor is not a “foreign person” as defined in Section 1445 of the Code; and

                    (y)               The release of the security interest held by Jesus Monteagudo with respect to the membership interests in Beacon Countyline, LLC and Parent shall have received evidence satisfactory to it of such release.

          Section 9.03          Conditions to the Obligation of Codina. The obligation of the Contributors to consummate the Contribution are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

                    (b)               The FECI Merger shall have been consummated upon the terms described in this Agreement;

                    (c)               (i) Each of Parent and FECI shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of FECI contained herein modified by the phrase “FECI Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of FECI contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) the Contributors shall have received a certificate signed on behalf of FECI by the Chief Executive Officer of FECI to the foregoing effect;

                    (d)               The Contributors shall have received an opinion from White & Case LLP in form and substance reasonably satisfactory to Mr. Codina, on behalf of the Contributors, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes the exchanges of FECI Stock for Parent Stock pursuant to the Merger, and of Contributed Assets for Parent Stock pursuant to the Contribution, taken together, will constitute exchanges described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of FECI and of Mr. Codina, substantially in the form of Exhibits E and F hereto;

                    (e)               Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a FECI Material Adverse Effect;

                    (f)               Each of the Contributors shall have received a copy of the Escrow Agreement, executed and delivered by Parent, FECI and the Escrow Agent;

                    (g)               Parent shall have executed and delivered the Employment Agreement;

                    (h)               Parent shall have executed and delivered the Change in Control Agreement;

                    (i)               The acquisition of BN Expansion by Parent or one of its Affiliates shall have been consummated;

                    (j)               The acquisition of Beacon Commons by Parent or one of its Affiliates shall have been consummated;

                    (k)               Parent shall have executed and delivered the Registration Rights Agreement;

                    (l)               Parent or FECI shall have assumed the outstanding debt (not to exceed $3,500,000 (plus unpaid non-delinquent interest accruing after December 31, 2005 thereon)) payable by Mr. Codina to JP Morgan, which shall be represented by a promissory note in a form reasonably acceptable to FECI , to the extent such amounts previously have been contributed by Mr. Codina to Sevilla Building, Ltd. and either retained by Sevilla Building, Ltd. or spent in connection with the development of the Codina Real Property owned by Sevilla Building, Ltd.

                    (m)               Mr. Codina shall have received evidence reasonably satisfactory to Mr. Codina that all actions of and filings with any Governmental Entity set forth or required to be set forth on Section 5.03 of the FECI Disclosure Schedule have been taken or made; and

                    (n)               Mr. Codina shall have received copies of all consents set forth or required to be set forth on Section 5.04 of the FECI Disclosure Schedule.

ARTICLE 10
TERMINATION

          Section 10.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

                    (b)

                                        (i)               by mutual written agreement of Mr. Codina, on behalf of the Contributors, and FECI;

                                        (ii)              by either Mr. Codina, on behalf of the Contributors, or FECI, if:

                                                            1)          the Transactions have not been consummated on or before March 31, 2006 (the “End Date”, which term shall include any extension pursuant to the second following proviso); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii)1) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by the End Date and provided further that the End Date shall automatically be extended to May 15, 2006 in the event the condition set forth in Section 9.01(e) is the sole condition not satisfied or capable of being satisfied at Closing as of March 31, 2006; or

                                                            2)          there shall be (A) any Law that makes consummation of the Transactions illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining the Codina Group, the Contributors, FECI, Parent or Foxx Merger Sub from consummating the Transactions is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable;

                                        (iii)             by Mr. Codina, on behalf of the Contributors, if: (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of FECI, Foxx Merger Sub or Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03Section 9.03(c) not to be satisfied; (B) Codina shall have delivered to FECI written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice to FECI and such breach or failure shall not have been cured in all material respects; or

                                        (iv)              by FECI, Foxx Merger Sub or Parent if:  (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Contributors set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02Section 9.02(a) not to be satisfied; (B) FECI shall have delivered to Mr. Codina written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice to Mr. Codina and such breach or failure shall not have been cured in all material respects.

                    (c)               The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)(i) shall give notice of such termination to the other party.

                    (d)               In addition to the termination rights set forth above, in the event that any of the agreements described in 9.01(e), 9.02(t) or 9.02(u) (the “City/BN/BC Agreements”) is terminated for any reason, then any party (other than a party which is in breach of its obligations in this Agreement or a party which in breach or has an Affiliate which is in breach of its obligations under any of the City/BN/BC Agreements) may terminate this Agreement by giving prompt written notice to the other parties of cancellation under this paragraph, and all parties shall be released from all further obligations under the Agreement, except those obligations that expressly survive the termination hereof and any liability of a breaching party.

          Section 10.02         Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, partner (general or limited), member, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant contained in this Agreement. The provisions of this Section 10.02 and Section 12.03, 12.05, 12.06 and 12.07, and of the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
INDEMNIFICATION

          Section 11.01         Survival. All representations and warranties made by each party in this Agreement and each of the other Transaction Documents shall survive the Closing Date for a period of twelve (12) months after the Closing (other than the representations and warranties set forth in Section 4.18 which shall survive for a period of twenty-four (24) months after the Closing Date) notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties set forth in Section 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.14, 4.23, 4.26, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.08 claims in respect of fraud or intentional material misrepresentation shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

          Section 11.02          Indemnification by Contributors. Effective at and after the Closing Date, the Contributors, jointly and severally, will indemnify and hold harmless Parent, FECI, and their respective representatives, stockholders, controlling persons, and Affiliates (collectively, the “Parent Indemnified Persons”) for, and will pay to the Parent Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                    (b)               any breach of any representation or warranty made by the Contributors in this Agreement or any other certificate delivered by a Contributor pursuant to this Agreement;

                    (c)               any breach by a Contributor of any covenant or obligation of such Contributor in this Agreement;

                    (d)               any amounts due or payable with respect to bad debt, warranties or Proceedings, (excluding Taxes), in any such case related to or arising out of the operation of any Codina Entity prior to the Effective Time to the extent such amounts exceed the aggregate reserves established specifically therefor in the Working Capital Report;

                    (e)               any amounts incurred with respect to claims made under the Codina Group’s self-funded health insurance plan prior to the Effective Time; or

                    (f)                any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Contributor or Codina Entity (or any Person acting on their behalf) in connection with any of the Transactions.

          Section 11.03        Tax Indemnification.

                    (a)               The Contributors hereby, jointly and severally, indemnify each Parent Indemnified Person against and agree to hold each Parent Indemnified Person harmless from any (t) Tax of any Codina Entity described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (u) Tax described in clause (ii) or (iii) of the definition of Tax, (v) Tax of any Codina Entity resulting from a breach of the provisions of Section 4.14 or 6.06, (w) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (x) withholding Tax of Parent, FECI, any Codina Entity or any of their Affiliates resulting from any payment or transfer pursuant to, in connection with or contemplated by the transactions described in this Agreement or the Escrow Agreement, (y) Tax of any Codina Entity resulting from a termination of any Tax Sharing Agreement pursuant to Section 6.06(d) and (z) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (u), (v), (w), (x) or (y), (the sum of (v), (w), (x), (y) and (z) being referred to herein as a “Tax Loss”); provided (i) that such Contributors shall have no liability for the payment of such Tax Loss to the extent that such Tax Loss is reflected as a current Tax liability in the calculation of Closing Working Capital and (ii) the Contributors shall have no liability for ad valorem real property Taxes in respect of periods beginning after December 31, 2005.

                    (b)               For purposes of this Section 11.03, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

                    (c)               Not later than 30 days after receipt by Mr. Codina of written notice from Parent stating that any Tax Loss has been incurred by a Parent Indemnified Person and the amount thereof and of the indemnity payment requested, the Contributors shall discharge their obligation to indemnify the Parent Indemnified Person against such Tax Loss by paying to Parent an amount equal to the amount of such Tax Loss. Notwithstanding the foregoing, if Parent provides Mr. Codina with written notice of a Tax Loss at least 30 days prior to the date on which the relevant Tax Loss is required to be paid by any Parent Indemnified Person, within that 30-day period the Contributors shall discharge their obligation to indemnify the Parent Indemnified Person against such Tax Loss by making payments to the relevant Taxing Authority or Parent, as directed by Parent, in an aggregate amount equal to the amount of such Tax Loss. The payment by a Parent Indemnified Person of any Tax Loss shall not relieve the Contributors of their obligation under this Section 11.03.

                    (d)               Parent agrees to give prompt notice to Mr. Codina of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Parent deems to be within the ambit of this Section 11.03 (specifying with reasonable particularity the basis therefor). Parent shall give Mr. Codina such information with respect thereto as Mr. Codina may reasonably request. Mr. Codina may, at its own expense, participate in the defense of such suit, action or proceeding, it being understood that all determinations as to the ultimate conduct of such action, suit or proceeding (including the settlement thereof) shall be in Parent’s sole discretion.

                    (e)               Any claim of any Parent Indemnified Person under this Section may be made and enforced by Parent on behalf of such Parent Indemnified Person.

                    (f)               Disputes arising under Sections 6.06 and 11.03 and not resolved by mutual agreement within 30 days shall be resolved by the Settlement Accountants within five days of the date on which the need to choose the Settlement Accountants arises.  The Settlement Accountants shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Settlement Accountants shall be borne equally by Parent, on the one hand, and the Contributors, on the other.

          Section 11.04        Indemnification by Parent and FECI. After the Effective Date, Parent and FECI, jointly and severally, will indemnify and hold harmless the Contributors and their respective representatives, stockholders, controlling persons and Affiliates (collectively, the “Codina Indemnified Persons”) for, and will pay to the Codina Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with

                    (b)               any breach of any representation or warranty made by FECI in this Agreement or in any certificate or document delivered by FECI or Parent pursuant to this Agreement, or

                    (c)               any breach by Parent or FECI of any covenant or obligation of Parent or FECI in this Agreement.

          Section 11.05        Limitations On Amount.

                    (a)               The Contributors will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 11.02 until the total of all Damages with respect to such matters exceeds $1,000,000, and then only to the extent such Damages exceed $1,000,000. Notwithstanding the foregoing, the aggregate liability of the Contributors under this Article 11 (other than Sections 11.02(d), 11.02(f) and 11.03) shall not exceed $25,000,000; provided, however that this limit will not apply to the representations and warranties in Section 4.05, 4.06, and 4.27 or any fraudulent acts or omissions or intentional material misrepresentations on the part of the Contributors.

                    (b)               Neither Parent nor FECI will have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 11.04 until the total of all Damages with respect to such matters exceeds $1,000,000, and only to the extent such Damages exceed $1,000,000.  Notwithstanding the foregoing, the aggregate liability of Parent and FECI under this Article 11 shall not exceed $25,000,000, provided, however that this limit will not apply to the representations and warranties in Sections 5.05, 5.08 and 5.12 or any fraudulent acts or omissions or intentional material misrepresentations on the part of Parent or FECI.

                    (c)               No indemnitor will have any liability (for indemnification or otherwise) for any Damages (i) for punitive, exemplary or special damages of any nature, (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity or damage to business reputation, or (iii) that, at the time written notice thereof is delivered to any indemnitor, are contingent, speculative or unquantified.

                    (d)               No Parent Indemnified Person shall be entitled to indemnification for any Damages to the extent that an amount has been reserved, provided or allowed for in the Working Capital Report in respect of such Damages.

                    (e)               Notwithstanding anything to the contrary set forth herein, no Parent Indemnified Person shall be deemed to have suffered or incurred any Damages to the extent such Damages were included in any adjustments made pursuant to Sections 3.03(a) through (d) and the payment in respect thereof was made by the Contributors to FECI.

                    (f)               The amount of Damages for which the Parent Indemnified Persons or Codina Indemnified Persons may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party received or receivable by any Parent Indemnified Person or Codina Indemnified Person, as applicable, with respect to such Damages and the amount of any Tax deduction, Tax credit or other Tax benefit that any Parent Indemnified Person or Codina Indemnified Person is entitled to with respect to such Damages (taking into account the time at which such benefit is expected to be actually realized).  If a Parent Indemnified Person or Codina Indemnified Person, after having received any indemnification payment pursuant to this Agreement with respect to any Damages, subsequently receives any insurance proceeds or other payment or recognizes any deduction, credit or other Tax benefit with respect to such Damages, Parent or the Contributors, as the case may be, will promptly refund and pay to the Parent Indemnified Persons or Codina Indemnified Persons, as the case may be, an amount equal to such insurance proceeds, payment or benefit.

                    (g)               Parent and FECI will, and will cause each of the other Parent Indemnified Persons to, use commercially reasonable efforts to mitigate any Damages with respect to which it may be entitled to seek indemnification pursuant to this Agreement.  Parent and FECI will, and will cause each of the other Parent Indemnified Persons to, use commercially reasonable efforts to obtain all insurance proceeds or other payments from third parties, and all Tax refunds or other Tax benefits, that may be available with respect to any Damages with respect to which it may be entitled to indemnification under this Agreement.

                    (h)               If any indemnitor is indemnified for any Damages pursuant to this Agreement with respect to any claim by a third party, the indemnitor shall consider in good faith a request for subrogation on the part of the indemnitee.

          Section 11.06        Procedure For Indemnification.

                    (a)               In the event that any indemnified party shall incur or suffer any Damages in respect of which indemnification may be sought hereunder by any FECI Indemnified Person, on the one hand, or any Codina Indemnified Person, on the other hand, with respect to a matter not involving a third party claim, the indemnified party shall assert a claim for indemnification by notice to the indemnifying parties stating the nature and basis of such claim, and, if known, the amount, or a good faith estimate of the amount, of the liability arising therefrom. Indemnification pursuant to Section 11.03 shall be  made pursuant to the procedures set forth in that section and not in this Section 11.06.

                    (b)               Promptly after receipt by an indemnified party of notice of the assertion of a claim by a third party or the commencement of any Proceeding against it, with respect to a matter for which indemnification is or may be owing pursuant to this Article 11, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying parties and shall thereafter keep the indemnifying parties informed of all other material information it receives with respect thereto; provided, however that the failure of an indemnified party to give the indemnifying parties prompt notice and such other material information as provided herein will not relieve the indemnifying parties of any of their obligations hereunder unless and then only to the extent that the indemnifying parties shall have been actually prejudiced thereby.

                    (c)               If any Proceeding referred to in Section 11.06(b) is brought against an indemnified party and it gives notice to the indemnifying party that it intends to seek indemnification, the indemnified party shall provide to the indemnifying party, as promptly as practicable after giving notice of such Proceeding, information and documentation reasonably requested by the indemnifying party to support and verify the claim asserted, unless the indemnified party has been advised by counsel that there are no reasonable grounds to assert a joint defense privilege with respect to such information and documentation.  The indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense, negotiations and/or settlement of such Proceeding with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party files any motion, answer or other pleadings or takes any other action prior to the indemnified party’s delivery to the indemnifying party of the notice referred to in the first sentence of this Section 11.06(c) and the filing of any such motion, answer or other pleading or the taking of such action prejudices the ability of the indemnifying party to defend, negotiate and/or settle such Proceeding, the indemnifying party shall be relieved of its obligations under this Article 11 but only to the extent the indemnifying party has been prejudiced thereby.  After the indemnifying party takes control of the defense, negotiation and/or settlement of any such Proceeding, the indemnified party shall have the right to participate therein, at its own expense and with counsel of its own choosing and the indemnifying party will not be liable to the indemnified party under this Article 11 for any fees of such counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation; provided, however, that the indemnifying party shall pay for the costs and expenses of such separate counsel if, in the good faith judgment of the indemnified party based upon the advice of counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the relevant standards of professional conduct.  The parties shall cooperate and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. Notwithstanding anything to the contrary herein, if (i) the indemnifying party fails or refuses to undertake the defense of any such Proceeding within a reasonable period of time following receipt of the notice referred to in the first sentence of this Section 11.06(c) or disputes its liability to the indemnified party under this Article 11 with respect to such Proceeding, (ii) the indemnifying party fails to diligently defend and contest such Proceeding with counsel reasonably acceptable to the indemnifying party, or (iii) the indemnified party irrevocably waives its right to indemnity hereunder with respect to such Proceeding, then the indemnified party shall have the right to take control of the defense, negotiation and/or settlement of such Proceeding at, in the case of clauses (i) and (ii) above, the indemnifying party’s expense.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                    (d)               Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                    (e)               Notwithstanding anything to the contrary herein, neither the indemnifying party nor the indemnified party shall settle or compromise any Proceeding without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any settlement or compromise shall include an unconditional release of the indemnified party from all liabilities or obligations relating to the Proceeding and provides only for the payment of monetary damages solely by the indemnifying party without any obligations on the part of the indemnified party.

          Section 11.07        Escrow; Method of Payment. Upon notice to Mr. Codina specifying in reasonable detail the basis for such claim, Parent and/or FECI may give notice of a claim in such amount under the Escrow Agreement and obtain payment of such indemnification claim in accordance with the terms and conditions of the Escrow Agreement.  Neither giving a notice of a claim nor the failure to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Parent or FECI in any manner in the enforcement of any other remedies that may be available to it.  The amounts held in the Indemnity Escrow under the Escrow Agreement shall serve as the initial source, and, until all amounts in the Indemnity Escrow have been released, the exclusive source of payment for indemnification claims made by Parent and its Affiliates pursuant to this Article 11.  To the extent of 10% of the Initial Valuation Amount, indemnification claims made by Parent Indemnified Parties shall be payable in Parent Stock, whether or not such amounts are then held in escrow.  Once indemnification claims made by Parent Indemnified Parties hereunder exceed 10% of the Initial Valuation Amount, such claims shall be paid in cash.

          Section 11.08          Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing, each party hereto waives any rights and claims it may have against any other party and any of their Affiliates, whether in law or in equity, relating to the transactions contemplated hereby.  The rights and claims waived by the parties include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims of breach of duty.  After the Closing, the indemnification provisions of this Agreement shall provide the exclusive remedy to the parties for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding, the foregoing provisions of this Section 11.08 shall not apply to any rights or claims in respect of actions for injunctive relief, fraud, or intentional material misrepresentation.

ARTICLE 12
MISCELLANEOUS

          Section 12.01        Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to FECI, to:	Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, FL 32084-1048
Attention: Heidi Eddins, Esq.
Facsimile No.: (904) 826-2379

with a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131
Attention: Ira Rosner
Facsimile No.: (305) 579-0717

if to the Contributors, to:	Codina Group, Inc.
355 Alhambra Circle, Suite 900
Coral Gables, Florida 33134
Attention: Kolleen O.P. Cobb, Esq.
Facsimile No.: 305-520-2400

with a copy to:	White & Case LLP
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention: K. Lawrence Gragg
Facsimile No.: (305) 358-5744

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

          Section 12.02        Amendments and Waivers.

                    (a)               Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

                    (b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

          Section 12.03       Expenses; Fees. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that all such costs and expenses incurred by a Codina Entity shall be paid by the Contributors.

          Section 12.04       Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

          Section 12.05        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state that would cause the laws of another jurisdiction to apply.

          Section 12.06        Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court of the State of Florida, Miami-Dade County, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

          Section 12.07        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 12.08         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          Section 12.09        Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          Section 12.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 12.11        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

          Section 12.12        No Presumption. Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

          Section 12.13        Appointment and Powers of Mr. Codina

                    (a)               The Contributors hereby acknowledge that the Contributors have appointed Mr. Codina as their representative authorized to take or authorize any action required to be taken or authorized by the Contributors for such other purposes as more fully set forth herein and in the Escrow Agreement and the Registration Rights Agreement.  Mr. Codina hereby accepts such appointment and agrees to fulfill the obligations as the representative hereunder and thereunder. The Contributors acknowledge and agree that Parent and FECI shall be entitled to rely upon such appointment. Upon the death or disability of Mr. Codina, all rights, powers and obligations of Mr. Codina under this Section 12.13 shall be deemed granted and assumed by such successor representative appointed by the Contributors with the prior written approval of Parent, such approval not to be unreasonably withheld, delayed or conditioned.

                    (b)               Each Contributor hereby acknowledges and agrees that such Contributor has entered into this Agreement, the Escrow Agreement and the Registration Rights Agreement and has appointed Mr. Codina as agent and representative of such Contributor hereunder and thereunder in consideration of each other Contributor doing the same.

                    (c)               Mr. Codina shall have the power and authority to give and receive notices on behalf of the Contributors, at such times and on such conditions as the Contributors or Mr. Codina are required or permitted to give and receive notices pursuant to this Agreement, the Registration Rights Agreement and the Escrow Agreement.

                    (d)                Mr. Codina shall have the power and authority to give instructions and directions to Parent and FECI with regard to any matter arising out of or in connection with this Agreement or the Escrow Agreement.

                    (e)               Mr. Codina shall have the power and authority to take any and all actions that Mr. Codina shall determine are necessary or desirable in connection with this Agreement, the Registration Rights Agreement and the Escrow Agreement, including, without limitation, making decisions with regard to the disposition of any claims made pursuant to this Agreement, the Registration Rights Agreement or the Escrow Agreement; exercising such discretion (either alone or jointly with Parent and/or FECI) as may be granted to the Contributors pursuant to this Agreement, the Registration Rights Agreement or the Escrow Agreement; making deliveries to the Parent and/or FECI; supervising and conducting any defense of any third party claim; supervising and conducting any dispute resolution process in connection with this Agreement, the Registration Rights Agreement or the Escrow Agreement.

                    (f)               Mr. Codina shall have the power and authority to enter into such agreements and take such actions on behalf of the Contributors as Mr. Codina may determine to be necessary or desirable for purposes of (i) carrying out or facilitating any of the transactions and actions referred to in, or contemplated by, this Agreement, the Registration Rights Agreement or the Escrow Agreement, (ii) exercising his authority hereunder or thereunder, or (iii) enforcing the terms and provisions contained in this Agreement, the Registration Rights Agreement or the Escrow Agreement.

                    (g)               Any right, power, authority, action, determination or decision permitted or required to be exercised, taken or made by Mr. Codina hereunder, the Registration Rights Agreement or the Escrow Agreement shall be deemed to have been validly exercised, taken or made if approved by Mr. Codina in his sole and absolute discretion. Notwithstanding the foregoing sentence, Mr. Codina shall be entitled (but not required) to consult with the Contributors in advance of exercising any right, power or authority, taking any action or making any determination.

                    (h)               Each Contributor hereby nominates, constitutes and appoints Mr. Codina as his true and lawful attorney-in-fact, with full power of substitution, to act for such Contributor and in such Contributor’s name, place and stead for the purposes of facilitating and effecting, and executing any documents and taking any other actions that said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate in connection with, the transactions contemplated by this Agreement, the Registration Rights Agreement or the Escrow Agreement. Each Contributor hereby grants to said attorney-in-fact full power and authority to execute, deliver, acknowledge and certify on such Contributor’s behalf any and all documents which said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate, including without limitation any certificate, notice, request, receipt or other document or instrument provided for or contemplated by this Agreement, the Registration Rights Agreement or the Escrow Agreement.  Each Contributor hereby grants to said attorney-in-fact full power and authority to take any and all actions on behalf of such Contributor which said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate in connection with the foregoing transactions or the exercise of any of the foregoing powers. Each Contributor hereby ratifies and confirms each act that such attorney-in-fact shall perform in exercise of the power hereby conferred, and it is hereby stipulated that any person dealing with said attorney-in-fact in good faith may accept as conclusive evidence of such fact a written statement by said attorney-in-fact to the effect that the action taken by said attorney-in-fact is within the scope of the authority conferred by this power of attorney. The power of attorney granted by each Contributor hereunder (i) revokes any power of attorney heretofore granted that authorizes any person or persons other than the person named herein to represent such Contributor in the matters set forth herein, and (ii)  is coupled with an interest and is irrevocable.

          Section 12.14        Schedules and Exhibits.  All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.  Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement, provided that a reasonable relationship between such Schedules is apparent from the face thereof.  Information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLORIDA EAST COAST INDUSTRIES, INC.

By:	/s/ Adolfo Henriques

Name:	Adolfo Henriques
Title:	President and Chief Executive Officer

FOXX HOLDINGS, INC.

By:	/s/ Adolfo Henriques

Name:	Adolfo Henriques
Title:	President

FOXX MERGER SUB, INC.

By:	/s/ Adolfo Henriques

Name:	Adolfo Henriques
Title:	President

/s/ Armando Codina

ARMANDO CODINA

C/COUNTYLINE, LLC

By:	/s/ Armando Codina

Name:	Armando Codina
Title:	President

C/WDL, LTD

By:	C/WDL, Inc., its general partner

By:	/s/ Armando Codina

Name:	Armando Codina
Title:	President